EXHIBIT 2.1

STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

BY AND AMONG:

CORPORACIÓN INTERAMERICANA DE ENTRETENIMIENTO, S.A.B. DE C.V.,

        AS SELLER,

TICKETMASTER NEW VENTURES, S. DE R.L. DE C.V.

AS PURCHASER,

WITH THE APPEARANCE OF:

LIVE NATION ENTERTAINMENT, INC.

AS JOINT OBLIGOR,

AND

OCESA ENTRETENIMIENTO, S.A. DE C.V.
DATED JULY 24, 2019

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ANNEXES, EXHIBITS AND SCHEDULES

Annex A-1 – Capital stock of OCEN

Annex A-2 – Capital stock of the Transferred Target Companies

Annex A-3 – Transferred Shares Annex

Annex A-4 -- Post Closing Seller’s Interest

Annex B – Closing Restructure and CREA Transfer

Annex C – Form of Transition Services Agreement

Schedule 1.1(a) - Allocable Purchaser Sale Percentage

Schedule 1.1(b) – Total Current Assets and Total Current Liabilities

Schedules 1.1(c) – Indemnifiable Percentage Schedule 1.4(a) – Knowledge of Seller Individuals

Schedule 1.4(b) – Knowledge of Purchaser Individuals

Schedule 2.3(b) – Sample Calculations

Seller Disclosure Letter
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STOCK PURCHASE AND SUBSCRIPTION AGREEMENT
This Stock Purchase Agreement (this “Agreement”) dated July 24, 2019, is executed by and among (i) on one side as seller Corporación Interamericana de Entretenimiento, S.A.B. de C.V., a publicly traded company organized under the laws of Mexico (“Seller”); and (ii) on the other side Ticketmaster New Ventures, S. de R.L. de C.V. as purchaser (“Purchaser”), with the appearance of Live Nation Entertainment, Inc., as joint obligor of Purchaser pursuant to this Agreement (the “Joint Obligor”), and OCESA Entretenimiento, S.A. de C.V. (“OCEN” and, together with the Seller, the Purchaser and the Joint Obligor, the “Parties”).
WITNESSETH:
WHEREAS, Seller owns the shares representing the capital stock of OCEN specified and described in Annex A-1 hereto, and along with those other shareholders identified in Annex A-1, when applicable, such shares represent collectively all of the issued and outstanding shares of capital stock of OCEN;
WHEREAS, Seller also owns (directly or indirectly) the shares representing the capital stock of certain other companies specified and described in Annex A-2 hereto (the “Transferred Target Companies”), and such shares represent collectively all of the issued and outstanding shares of capital stock of the Transferred Target Companies;
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the shares of capital stock in OCEN owned by the Seller indicated in Annex A-3 hereto (the “Shares”), pursuant to the terms and subject to the conditions set forth in this Agreement;
WHEREAS, immediately after the sell by Seller to Purchaser of the Shares, OCEN intends to raise capital pursuant to a capital increase without the issuance of shares, which will be subscribed and paid for by Purchaser pursuant to the terms and subject to the conditions of this Agreement;
WHEREAS, the proceeds from such capital raise will be used to purchase all of the shares of capital stock in the Transferred Target Companies owned by the Seller (directly or indirectly) as indicated in Annex A-2 in accordance with the terms and amounts set forth in Section 1 of Annex B (the “Closing Restructure”);
WHEREAS, it’s the intention of the Joint Obligor to appear in this Agreement to constitute itself as joint obligor (obligado solidario) of any and all obligations of Purchaser, pursuant to the terms set forth herein;
WHEREAS, Purchaser and Grupo Televisa, S.A.B. de C.V. (“Televisa”) together with any applicable minority shareholder, simultaneously to the execution of this Agreement have executed a stock purchase and sale agreement (the “TV Agreement”) with respect to 100% (one hundred percent) of the capital stock of OISE Entretenimiento, S.A. de C.V. (“OISE”), which in turn holds 100.0% (one hundred percent) of the shares currently owned by Televisa in
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OCEN and which represents 40.0% (forty percent) of OCEN’s capital stock (the “OISE Shares”);
WHEREAS, concurrently with the execution of this Agreement, Mr. Luis Alejandro Soberón Kuri, in his capacity as a shareholder of the Seller, has entered into a support agreement (the “Support Agreement”)pursuant to which he has agreed to vote their shares in Seller in favor of the completion of the transactions contemplated hereby; and
WHEREAS, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, the Seller shall remain as a shareholder of OCEN and shall own the number of shares representing the capital stock of OCEN indicated in Annex A-4 hereto.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:
Article I.
Article II.DEFINITIONS
Section 1.1 Definitions. Defined terms in this Agreement and in the Annexes, Exhibits and Schedules to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them below. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
“Accounting Principles” means NIF, adjusted by the rules described in Section 1.1(a) of the Seller Disclosure Letter.
“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition and this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreed Claims” has the meaning ascribed to such term in Section 8.6I.
“Allocable Purchaser Sale Percentage” means, with respect to each Target Business Unit, the amount set forth on Schedule 1.1(a), representing the percentage of such Target Company’s outstanding equity securities beneficially owned, directly or indirectly, by Seller which is to be sold to Purchaser hereunder (with the minor exceptions noted in Schedule 1.1(a)).
“Alternate Transaction” has the meaning ascribed to such term in Section 5.4.

“Ancillary Documents” means the agreements, commitments, covenants and similar to be mutually agreed to by Seller and Purchaser, at any time on or before Closing, in connection with, or related to, the transactions contemplated hereby and in the TV Agreement, including, without limitation, the Coordination Agreement.
“Antitrust Authorities” means (i) COFECE, and (ii) the IFETEL.
“Antitrust Filings” has the meaning ascribed to such term in Section 5.8(a)(i).
“Antitrust Laws” means (i) the Federal Antitrust Law (Ley Federal de Competencia Económica), its regulations (Disposiciones Regulatorias de la Ley Federal de Competencia Económica), any administrative or other regulation issued by COFECE, as amended, and (ii) any other applicable Laws and Orders in Mexico, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or otherwise governing antitrust matters applicable to the Seller, the Purchasers or the transactions contemplated by this Agreement.
“Audited Financial Statements” has the meaning ascribed to such term in Section 3.8(a)(i).
“Balance Sheet Date” has the meaning ascribed to such term in Section 3.8(a)(i).
“Business” means the businesses consisting of concert promotions, touring, festival, theater, circus operations, non-governmental event management, catering, event staging and equipment rental, artists representation and management, venue ownership, management and operations, sponsorship operations, digital advertising and ticketing.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Mexico City, Mexico, or New York, New York, U.S.
“Cash Consideration” has the meaning ascribed to such term in Section 2.2(a)(i).
“Change of Control Clause” means a clause or other provision included in any agreement, indenture, deed or other instrument, the purpose of which is to (i) create a right or obligation; (ii) result in an event of default or default; or (iii) create any legal consequences of any nature, as a result of a change in the possession of a controlling interest in any Person.
“CFDI” means the electronic tax invoices issued pursuant to the Mexican applicable Laws.
“Claim Certificate” has the meaning ascribed to such term in Section 8.6(a).
“Closing” has the meaning ascribed to such term in Section 2.4(a).
“Closing Adjustment Amount” has the meaning ascribed to such term in Section 2.3(c).

“Closing Balance Sheet” has the meaning ascribed to such term in Section 2.4(b).
“Closing Date” has the meaning ascribed to such term in Section 2.5(a).
“Closing Funded Indebtedness” has the meaning ascribed to such term in Section 2.4(b).
“Closing Investment Price” has the meaning ascribed to such term in Section 2.3(b).
“Closing Restructure” has the meaning ascribed to such term in the Recitals.
“Closing Working Capital” means the Total Current Assets of the applicable Target Business Unit, less the Total Current Liabilities of the applicable Target Business Unit. For the avoidance of doubt, Closing Working Capital will be calculated separately for each of the Target Business Units as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.
“Closing Statement” has the meaning ascribed to such term in Section 2.4(b).
“CNBV” means the Mexican Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) or any successor thereof.
“COFECE” means the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica) or any successor thereof.
“COFECE Undertakings” means the undertakings made by the Seller and several of its Affiliates before COFECE on October 22, 2018 with respect to certain exclusivity provisions contained in several types of commercial relationships of the Target Companies and with third parties under docket IO-005-2015.
“Collateral Source” has the meaning ascribed to such term in Section 8.5(a)(iii).
“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.2.
“Contract” means any written agreement, understanding, arrangement, contract, commitment, letter of intent, purchase order, note, bond, mortgage, indenture, guarantee, license, franchise, consent, or other instrument or obligation and any amendments thereto.
“Coordination Agreement” means the agreement entered into, on the date hereof, by and among the Seller, Televisa, the Primary Purchaser and the other Parties to the TV Agreement and this Agreement to among others (i) acknowledge the conditions precedent for the consummation of the TV Agreement and this Agreement, (ii) set forth the mechanics and steps required for the simultaneous closing of all the transactions contemplated under the TV Agreement and this Agreement, and (iii) the dividends, capital redemptions and/or other distributions that the Target Companies shall carryout between signing of this Agreement and the Closing Date (including such date).
“Corporate Restructure Memorandum” means the corporate restructure memorandum (folleto informativo) required to be prepared by the Seller under applicable Mexican Securities Laws, with the description of the corporate restructure that will occur in the Seller as a result of the completion of the transactions contemplated in this Agreement.
“Corrective Actions” has the meaning ascribed to such term in Section 8.5(b)(iii).
“CREA” means Creatividad y Espectáculos, S.A. de C.V., a sociedad anónima de capital variable organized under the Laws of Mexico.
“CREA Empresarial” means Operación y Comercialización Ideas Creativas, S.A. de C.V., a sociedad anónima de capital variable organized under the Laws of Mexico, which primary corporate and business purpose is to conduct CREA’s business to clients other than Governmental Entities.
“CREA Transfer” means the transfer, substitution, phase-out/phase-in and/or assignment from CREA to CREA Empresarial of the assets, personnel, infrastructure, commercial relationships and liabilities set forth in Annex B; provided that CREA’s operations for Governmental Entities shall remain at CREA.
“Deductible” has the meaning ascribed to such term in Section 8.4(a)(i).
“Disputed Amounts” has the meaning ascribed to such term in Section 2.4(d).
“End Date” has the meaning ascribed to such term in Section 7.1(ii)(B).
“Environment” means the air (including indoor air), surface water or ground water (including navigable waters, marine waters, drinking water, streams, ponds, drainage basins and water bodies), any land, all living organisms, sediment, soil or subsurface strata, natural or mineral resources and the environment or living environment.
“Environmental Approvals” has the meaning ascribed to such term in Section 3.21(a)(ii).
“Environmental Law” means any Law, Order or other requirement of Law relating to (i) the pollution or the protection of the Environment, including air emissions, water discharges, soil remediation, natural or mineral resources or any other regulation standing for the conservation, protection, contamination or remediation of the Environment, or (ii) the handling, storage, generation, treatment, disposal or human exposure to, or the Release of, Hazardous Substance, or (iii) safety or health (with respect to Hazardous Substances), as well as any Law that relates to:

(a)advising appropriate authorities, employees, and the public of intended or actual Release of Hazardous Substances, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have an impact on the Environment;
(b)preventing or reducing to acceptable levels the Release of Hazardous Substances into the Environment;
(c)reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;
(d)protecting resources, species, or ecological amenities;
(e)cleaning up pollutants that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or
“Environmental Matters” means (i) the storage, placement, release, threat of release, spillage, deposit, escape, disposal, leak, emission or presence of Hazardous Substances in the Environment, including damages to natural resources; (ii) the creation of noise, vibration, or radiation; or (iii) other matters relating to the protection of workplace safety (with respect to Hazardous Substances) or the Environment arising out of the manufacturing, processing, treatment, storage, handling, use, possession, purchase, sale, import, export or transportation of Hazardous Substances.
“Estimated Closing Funded Indebtedness” has the meaning ascribed to such term in Section 2.3(b).
“Estimated Closing Statement” has the meaning ascribed to such term in Section 2.3(b).
“Estimated Working Capital” has the meaning ascribed to such term in Section 2.3(b).
“Estimated Working Capital Adjustment” has the meaning ascribed to such term in Section 2.3(b).
“Exchange Act” means the Securities Exchange Act of 1934 of the U.S., as amended, and the rules and regulations promulgated thereunder.
“Exchange Rate” means the exchange rate to satisfy obligations denominated in foreign currency payable in Mexico (Tipo de cambio para solventar obligaciones denominadas en moneda extranjera) published in the Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México) on any date of calculation (or if no Exchange Rate is published on the respective date of calculation, the last Exchange Rate published prior to the date of calculation).

“Expert” means (i) Deloitte, or (ii) if Deloitte rejects in writing such appointment, any independent, internationally recognized accounting firm with offices in the United States and Mexico, mutually acceptable to the Parties, different than the accounting firms that are currently in charge of the external audit of the financial information of the Target Companies.
“Final Investment Price” has the meaning ascribed to such term in Section 2.4(a).
“Financial Statements” has the meaning ascribed to such term in Section 3.8(a)(ii).
“Frequencies Matters” has the meaning ascribed to such term in Section 8.2.
“Funded Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security; (iii) all capital lease obligations of such Person; provided, however that, notwithstanding any change prior to or after this Date in the Accounting Principles that would require or required lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Target Companies, such obligations shall continue to be treated as operating leases in a manner consistent with Seller’s historical financial reporting practices and shall therefore not be considered a “capital lease” and shall not be considered “Funded Indebtedness”, (iv) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (i) to (iii); (v) any prepayment penalties, commissions and/or fees and associated Taxes; and (vi) any indebtedness of the types described in clauses (i) through (iv) in charge of a third party and guaranteed with any assets of such Person or to which such Person is a guarantor; provided, that Funded Indebtedness shall not include performance bonds (fianzas de anticipo o de cumplimiento), undrawn letters of credit and forward currency exchange contracts, accounts payable to trade creditors and accrued expenses in each case arising in the Ordinary Course of Business consistent with past practice, the endorsement of negotiable instruments for collection in the Ordinary Course of Business, leases, subleases and similar agreements in each case arising in the Ordinary Course of Business (except for capital leases (in accordance with clause (iii) above) and those leases set forth in Schedule 3.20(a) of the Seller Disclosure Letter), Funded Indebtedness listed in Schedule 3.20(b) of the Seller Disclosure Letter to be paid-off on Closing in accordance with Section 5.18, and Funded Indebtedness owing from any Target Company to any other Target Company.
“Governmental Entity” means any federal, state, municipal, provincial or local court, arbitral tribunal, administrative agency, department, board, instrumentality or commission or other governmental or regulatory agency or authority or any securities exchange of Mexico, or any other jurisdiction where Seller conducts its Businesses.
“Guarantees” has the meaning ascribed to such term in Section 5.18(b).

“Hazardous Substance” means any and all minerals, metals, materials, chemicals, waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to Environmental Law, applicable to any of the Target Companies’ business, including petroleum and all derivatives thereof and asbestos or asbestos-containing materials.
“ICC Rules” has the meaning ascribed to such term in Section 10.9(a).
“IFETEL” means the Mexican Federal Telecommunications Institute (Instituto Federal de Telecomunicaciones) or any successor thereof.
“IMSS” means the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social) or any successor thereof.
“Income Tax” means any and all Taxes imposed by Laws or by any Governmental Entity on net or total income, on net or total capital, or on elements of income or of capital, including Taxes on gains from the alienation of movable or immovable property, Taxes on the total amounts of wages or salaries triggered by employees but paid by employers, as well as Taxes on capital appreciation, whether of federal, state, local, or municipal nature, including any interest, penalty, or addition thereto, whether disputed or not.
“Income Tax Return” means any annual return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.
“Indemnifiable Percentage” means the percentage of Losses that Seller agrees to indemnify Purchaser pursuant to Section 8.2 and subject to the terms, conditions and limitations referred to in Article VIII, calculated in accordance with the methodology set forth in Schedule 1.1(c).
“Indemnified Party” has the meaning ascribed to such term in Section 8.6(a).
“Indemnifying Party” has the meaning ascribed to such term in Section 8.6(a).
“Insurance Policies” has the meaning ascribed to such term in Section 3.14(a).
“Intellectual Property” means all intellectual property in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) issued patents and all provisional and pending patent applications and extensions thereof, (collectively, “Patents”), (ii) registered or unregistered copyrights and copyrightable works, including databases (or other collections of information, data, works or other materials), packaging artwork and design rights (collectively, “Copyrights”), (iii) Trade Secrets, (iv) computer software (including source code and object code, data files, application programming interfaces, computerized databases and other software-related specifications (collectively, “Software”)), (v) registered and unregistered trademarks, trade names and logos including all registrations, applications, recordings, renewals and extensions (“Trademarks”),

(vi) Internet domain names, (vii) rights of publicity and other rights to use the names and likeness of individuals, and (viii) claims, causes of action and defenses relating to any of the foregoing; in each case, including registrations, applications, recordings and extensions.
“Investment Price” has the meaning ascribed to such term in Section 2.2.
“Investment Price Adjustment” has the meaning ascribed to such term in Section 2.4(e).
“IP Licenses” has the meaning ascribed to such term in Section 3.17(a)(ix).
“Joint Obligor” has the meaning ascribed to such term in the Preamble.
“Joint Obligor’s SEC Documents” has the meaning ascribed to such term in Section 4.9.
“Law” means any treaty, statute, law, ordinance, written and binding policy, rule, code, regulation, written and binding criterion, written and binding resolution, Order, or decree of any Governmental Entity issued in the jurisdiction in which the respective Party, Target Companies conduct its business.
“Leased Real Property” means the real properties leased under the Real Property Leases.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Licensed Real Property” means the real properties licensed under the Real Property Licenses.
“Liens” means any liens, pledges, collateral, security interests, easements, mortgages, charges, rights of way, encroachments, gratuitous bailments, options, conditional sales (other than sales in the Ordinary Course of Business) or other types of title retention arrangements, deed of trust, reversion, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or other encumbrances.
“LNE Common Shares” has the meaning ascribed to such term in Section 2.2(a)(ii).
“LNE Share Price” has the meaning ascribed to such term in Section 2.2(a).
“Loss” or “Losses” means, without duplication (i) any and all direct damages (daños) and direct loss of profits (perjuicios), but excluding punitive and exemplary damages, and in the understanding that damages based on any type of multiple implied by the terms of this Agreement or loss of business reputation or opportunity would not qualify as a direct loss of profits; provided, however, that in the case of punitive and exemplary damages, to the extent that any such damages are actually paid by an Indemnified Party hereunder as a Third Party Claim, then any such damages so paid shall be considered direct damages; and (ii) fines, penalties, costs or damages, including reasonable fees and expenses of attorneys.
“Material” with respect to any Contract, Permit, Real Property, Leased Real Property, Licensed Real Property, instrument or other legal or factual situation related in any manner to the Business, means the qualification that makes any such Contract, Permit, Real Property, Leased Real Property, Licensed Real Property, instrument or other legal or factual situation related in any manner to the Business necessary for the Target Companies taken as a whole to conduct their Business without any significant disruption, in the Ordinary Course of Business.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be materially adverse to the Business, assets, properties, results of operations or financial condition of any of the Target Companies, taken as a whole and that exceeds an amount equal to 20% (twenty percent) of all revenues of OCEN during the 2018 fiscal year; provided, however, that (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or changes in accounting requirements or principles which are enacted and become valid after the date hereof; (iii) changes affecting industries, markets or geographical areas in which any of the Target Companies conduct their respective Businesses; (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, (v) conduct by any of the Target Companies prohibited under this Agreement for which the Purchaser gave its prior written consent; (vi) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (vii) any action required to be taken under any Law or Order, or (viii) the failure by OCEN to meet internal or published projections, forecasts or revenue or earning predictions for any period, in the case of each such matter described in the foregoing clauses (i) through (viii) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred except with respect to clauses (i), (ii), (iii) and (vi), to the extent that such changes are disproportionately adverse to the Business, assets, properties, results of operations or financial condition of any of the Target Companies taken as a whole as compared to other companies in the industries in which the Target Companies operate; or (B) prevents or materially impairs or delays the ability of the Seller, Purchaser or Joint Obligor to perform their obligations under this Agreement or would be reasonably expected to do so. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Target Companies.
“Mexican Securities Law” means the Securities Market Law (Ley del Mercado de Valores), and the Regulations applicable to issuers and other securities market participants (Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores) as amended.

“Mexico” means the United Mexican States.
“NIF” means (i) with respect to all Mexican Target Companies, the Mexican Financial Reporting Standards (Normas de Información Financiera); and (ii) in respect of the non-Mexican Target Subsidiaries (and their respective Subsidiaries) the generally accepted accounting principles applicable in Colombia and the United States of America, in both cases, effective from time to time
“Notice of Objection” has the meaning ascribed to such term in Section 2.4(c).
“OCEN” has the meaning ascribed to such term in the Preamble.
“OCEN Resolution” has the meaning ascribed to such term in Section 2.5(b).
“OCEN’s Proposed Calculations” has the meaning ascribed to such term in Section 2.4(b).
“OISE” has the meaning ascribed to such term in the Recitals.
“OISE Shares” has the meaning ascribed to such term in the Recitals.
“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity.
“Ordinary Course of Business” means with respect to any Person, the operation of its business in a manner that is consistent with the past recurring operations and/or practices of such Person.
“Permit” means any approvals, authorizations, consents, licenses, concessions, permits or certificates of a Governmental Entity.
“Permitted Liens” means (i) Liens arising in the Ordinary Course of Business securing amounts that are not past due; (ii) leases, subleases and similar agreements including those set forth in Section 3.18(b) of the Seller Disclosure Letter; (iii) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings and for which reserves have been established in the Financial Statements when so required pursuant to NIF; (iv) Liens affecting the Real Property set forth on Section 3.18(a) of the Seller Disclosure Letter; (v) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; (vi) with respect to Real Property, restrictions imposed by Law (i.e. zoning and similar restrictions on the use of Real Property); (vii) those contained in the by-laws or provided under applicable Law; (viii) with respect to Shares, those imposed by applicable law or otherwise contained in the bylaws and shareholders’ agreements listed in Section 1.1(c) of the Seller Disclosure Letter; and (ix) Liens created by non-exclusive licenses granted in the Ordinary Course of Business in any Intellectual Property.

“Person” means and includes an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group, a Governmental Entity and any other legal entity.
“Present Fair Salable Value” has the meaning ascribed to such term in Section 4.6.
“Primary Parties” means, collectively, Purchaser and the Seller.
“Proceeding” has the meaning ascribed to such term in Section 3.10.
“Purchase Price” has the meaning ascribed to such term in Section 2.2(a).
“Purchaser” has the meaning ascribed to such term in the Preamble.
“Purchaser Indemnitees” has the meaning ascribed to such term in Section 8.2.
“Real Property” means any real property that is owned by any of the Target Companies, or that otherwise is a Leased Real Property or a Licensed Real Property.
“Real Property Leases” has the meaning ascribed to such term in Section 3.18(b)(i).
“Real Property Licenses” has the meaning ascribed to such term in Section 3.18(b)(ii).
“Registrable Shares” means the LNE Common Shares transferred pursuant to this Agreement and any shares or other securities transferred in respect of such LNE Common Shares by reason of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such LNE Common Shares or any combination of shares, recapitalization, merger or consolidation, or any other equity securities transferred pursuant to any other pro rata distribution with respect to the LNE Common Shares.
“Related Party Transactions” means any Contracts of any kind between any of the Target Companies, on the one hand, and Seller or any Affiliate of the Seller (excluding the Target Companies) or any member of the board of directors of Seller or its Affiliates or any of the executive officers listed in Section 1.1(d) of the Seller Disclosure Letter, on the other hand.
“Related Persons” has the meaning ascribed to such term in Section 5.11.
“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying and seeping into or upon any land or water or air or otherwise entering into the Environment.
“Released Parties” has the meaning ascribed to such term in Section 5.11(a).

“Representatives” of any Person means such Person’s directors, managers, officers, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
“SAR” means the Law of Systems of Savings for the Retirement (Ley de los Sistemas de Ahorro para el Retiro).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Sei Track Shareholders Agreement” means that certain shareholders agreement by and between OCEN, Sei Track Management, S.A. de C.V., certain individuals referred to therein, as shareholders of Promotodo México, S.A. de C.V., in connection with the relationships and obligations among those shareholders in Promotodo México, S.A. de C.V., as amended.
“Seller” has the meaning ascribed to such term in the Preamble.
“Seller-Related Persons” has the meaning ascribed to such term in Section 8.5(d).
“Seller Disclosure Letter” has the meaning ascribed to such term in the first paragraph of Article III.
“Seller’s Guarantees” has the meaning ascribed to such term in Section 5.18(b).
“Seller Indemnitees” has the meaning ascribed to such term in Section 8.3.
“Shares” has the meaning set forth in the Recitals.
“Short Period” has the meaning ascribed to such term in Section 9.1(a).
“Short Period Return” has the meaning ascribed to such term in Section 9.1(a).
“Solvent” has the meaning ascribed to such term in Section 4.6.
“Stock Consideration” has the meaning ascribed to such term in Section 2.2(a)(ii).
“Straddle Period” has the meaning ascribed to such term in Section 9.1(b).
Subscription Price” has the meaning ascribed to such term in Section 2.2.
“Subsidiary”, with respect to any Person, shall mean any other Person controlled by such Person, whether directly or indirectly, through one or more intermediaries.
“Support Agreement” has the meaning ascribed to such term in the Recitals.

Target Business Unit” means each of the following groups of Target Companies:
(a)Ticketmaster Business Unit is comprised of (i) Venta de Boletos por Computadora, S.A. de C.V., and (ii) Servicios Especializados para la Venta Automatizada de Boletos, S.A. de C.V.

(b)ETK Business Unit is comprised of ETK Boletos, S.A. de C.V.

(c)Core Colombia Business Unit is comprised of (i) OCESA Colombia, S.A.S., (ii) Compañía de Entretenimiento Colombia, S.A.S., (iii) Promotora Colombia, S.A.S., and (iv) Ticket Colombia, S.A.S.

(d)STK Business Unit is comprised of (i) Promotodo Mexico, S.A. de C.V., (ii) Seitrack International Inc., (iii) Clear Entertainment Corp., and (iv) Seitrack USA, LLC.

(e)BNN Business Unit is comprised of (i) Sputnik Digital, S.A.P.I. de C.V., (ii) Enterteinvestments, S.A. DE C.V., (iii) SAE Logística en Entretenimiento, S.A. de C.V.

(f)Core Mexico Business Unit is comprised of OCESA Entretenimiento, S.A. de C.V. and its Subsidiaries as of this date (on a consolidated basis), but excluding (i) Ticketmaster Business Unit, (ii) ETK Business Unit, (iii) Core Colombia Business Unit, (iv) STK Business Unit, and (v) BNN Business Unit.

(g)Remex Business Unit is comprised of Representaciones de Exposiciones México, S.A. de C.V.

(h)Logra Business Unit is comprised of Logística Organizacional para la Integración de Eventos, S.A. DE C.V.

(i)CREA Business Unit is comprised of Operación y Comercialización Ideas Creativas, S.A. de C.V.

(j)Banquetes a la Carta Business Unit is comprised of Banquetes a la Carta, S.A. de C.V.

(k)Service Entities Business Unit is comprised of (i) Sistema central Inteligente Remex, S.A. de C.V., (ii) Monitoreo y Planeación Remex, S.A. de C.V., (iii) SECOCIE II, S.A. de C.V., (iv) SECOMAD II, S.A. de C.V., (v) Corporativo Integral SECOMAD II, S.A. de C.V., (vi) Monitoreo y Planeación CREA, S.A. de C.V., and (vii) Sistema Central Inteligente CREA, S.A. de C.V.
“Target Companies” means, collectively OCEN, the Transferred Target Companies and the Target Subsidiaries.

“Target Companies’ Contracts” has the meaning ascribed to such term in Section 3.17(a).
“Target Companies’ Employees” has the meaning ascribed to such term in Section 5.10(a).
“Target Companies’ Guarantees” has the meaning ascribed to such term in Section 5.18(a).
“Target Companies’ Intellectual Property” means any Intellectual Property that is owned by any of the Target Companies.
“Target Companies’ Permit” has the meaning ascribed to such term in Section 3.9(b).
“Target Companies’ Personal Property” has the meaning ascribed to such term in Section 3.12.
“Target Net Working Capital Amount” means, with respect to each of the Target Business Units individually and not on a combined basis, the amount of Ps$0.00 (zero point zero zero).
“Target Subsidiaries” has the meaning ascribed to such term in Section 3.6(a).
“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all federal, state, local, municipal, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, import, customs, use, value added, occupation, property, excise, severance, stamp, license, payroll, social security, withholding and other taxes and penalties, surcharges, inflation adjustments or any ancillary charges derived therefrom, including in Mexico any payments due under any social security Laws including those related to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Institute for Workers’ Housing Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and the Retirement Savings System (Sistema de Ahorro para el Retiro), as well as any assessments, charges, duties, compensatory quotas, countervailing duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), taxes, deficiency assessments, additions to tax, penalties, updates (actualizaciones) and interest thereon.
“Tax Return” means all returns, statements, notices, forms and reports for or related to Taxes that are required to be filed under applicable Law.
“Televisa” has the meaning ascribed to such term in the Recitals.
“Termination Fee” means Ps$441,750,000.
“Third Party Claim” has the meaning ascribed to such term in Section 8.7(a).

“Ticketmaster México” means Venta de Boletos por Computadora, S.A. de C.V.
“Total Current Assets” means the total current assets of each of the Target Business Units, calculated as the sum of the total current assets, of the Target Companies within each Target Business Unit. The total current assets of each of the Target Companies shall be determined in accordance with Accounting Principles and as described on Schedule 1.1(b), which, for the avoidance of doubt, shall include all cash and cash equivalents.
“Total Current Liabilities” means the total current liabilities of the Target Business Units, calculated as the sum of the total current liabilities of the Target Companies, within each Target Business Unit. The total current liabilities of each of the Target Companies shall be determined in accordance with Accounting Principles and as described in Schedule 1.1(b), which, for the avoidance of doubt, total current liabilities shall not include line items already included under Funded Indebtedness.
“Trade Secrets” means, collectively, any trade secrets that qualify as “secretos industriales” under the Mexican Industrial Property Law (Ley de la Propiedad Industrial).
“Transaction Expenses” means all expenses of Seller and the Target Companies incurred or to be incurred (prior to and through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants, brokers, financial and other advisors and service providers, travel and entertainment expenses, and meeting and presentation expenses, payable by the Seller and the Target Companies.
“Transferred Target Companies” has the meaning ascribed to such term in the Recitals.
“Trial Balances” has the meaning ascribed to such term in Section 3.8(a)(ii).
“TV Agreement” has the meaning ascribed to such term in the Recitals.
“U.S.” or “United States” means the United States of America or any political subdivision thereof.
“US Dollar” means the lawful currency of the United States of America.
“US Dollar Stock Consideration” has the meaning ascribed to such term in Section 2.2(a).
“Working Capital Adjustment” has the meaning ascribed to such term in Section 2.4(b).
Section 1.2  Construction.
In this Agreement, unless the context otherwise requires:

(i) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(ii) references to Articles, Sections, Exhibits, Annexes, Sections of the Seller Disclosure Letter, the Preamble and Recitals are references to articles, sections, exhibits, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement and the Seller Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
(iii) whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on the next day that is a Business Day;
(iv) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;
(v) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended or supplemented;
(vi) “include”, “includes”, and “including” are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;
(vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;
(viii) references to “Dollars”, “dollars”, “US$” or “$”, without more are to the lawful currency of the United States of America, provided that, to the extent any amount needs to be converted from Dollars to Pesos, the amount shall be converted at the Exchange Rate;
(ix) references to “Pesos”, “pesos” or “Ps$”, without more are to the lawful currency of Mexico, provided that, to the extent any amount needs to be converted from Pesos to Dollars, the amount shall be converted at the Exchange Rate;
(x) for purposes of the calculations set forth in this Agreement, to the extent any of the Target Companies accounting is kept in Pesos or any Loss may be materialized in Pesos, the calculation of any of the thresholds set forth in Dollars in this Agreement shall be made using the Exchange Rate on the date of execution of this Agreement (or if no Exchange Rate is published on the date of execution of this Agreement, the last Exchange Rate published prior to the execution of this Agreement); and

(xi) to the extent that a representation or warranty of Seller contained in Article III of this Agreement addresses a particular issue with specificity, and no breach by Seller exists under such specific representation or warranty, Seller shall not be deemed to be in breach of any other representation or warranty (with respect to such issue) that addresses such issue with less specificity than the specific representation or warranty.
Section 1.3 Annexes, Exhibits and the Disclosure Letter
. The Annexes, Exhibits and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement.
Section 1.4 Knowledge
. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (i) the “Knowledge of Seller” or words of similar import, it shall mean the knowledge of the individuals set forth in Schedule 1.4(a) hereof; and (ii) the “Knowledge of Purchaser” or words of similar import, it shall mean the knowledge of the individuals set forth in Schedule 1.4(b) hereof.
Article II
TRANSACTIONS
Section 2.1 Sale of Shares. On the terms, and subject to the satisfaction or waiver of the Conditions Precedent (condiciones suspensivas) set forth in Article VI of this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser (either directly or through a previously identified Affiliate of Purchaser and previously approved by Seller, which approval shall not be unreasonably withheld) hereby agrees to purchase the Shares from Seller at the Closing, free and clear of all Liens and together with all accrued rights and benefits thereto. At the Closing, after receipt of the Purchase Price: (i) ownership of the Shares will be transferred to Purchaser, (ii) Seller shall endorse “in property” (endoso en propiedad) the stock certificates representing the Shares in favor of Purchaser. Additionally, Seller shall take such action as is necessary and legally required to reflect the sale, assignment, transfer, endorsement and delivery of the Shares, free and clear of all Liens, on the books and records of OCEN.
Section 2.2 Sale and Subscription of Shares.
(a) On the terms and subject to the conditions of this Agreement, Seller agree to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Shares, free and clear of any Liens, for a purchase price of Ps$2,730,365,308.00 (two thousand and seven hundred million three hundred and sixty five thousand three hundred and eight 00/100 Pesos) (the “Purchase Price”). The Purchase Price shall be subject to adjustment pursuant to Section 2.4 and will be paid by Purchaser, at Closing, as follows:
(i) Ps$1,823,115,308.00 (one thousand eight hundred and twenty three million one hundred and fifteen thousand three hundred and eight 00/100 Pesos) (the

“Cash Consideration”) in cash, by wire transfer of immediately available funds, as provided in this Article II; and
(ii) Ps$907,250,000.00 (nine hundred and seven million two hundred and fifty thousand 00/100 Pesos) (the “Stock Consideration”) in kind, through the delivery (by book-entry transfer) of shares of common stock representative of the capital stock of the Joint Obligor (“LNE Common Shares”).
The number of LNE Common Shares that will be delivered to the Seller as payment of the Stock Consideration will be determined by (i) first, converting the Stock Consideration into U.S Dollars using the Exchange Rate on the Business Day immediately prior to the Closing Date (the “US Dollar Stock Consideration”), and (ii) dividing the US Dollar Stock Consideration by the volume weighted average price of LNE Common Shares during the last ten (10) trading days ending on the second Business Day immediately preceding the Closing Date, as reported by Bloomberg (the “LNE Share Price”), provided that no fractional LNE Common Shares will be delivered to Seller at Closing. To the extent that Seller otherwise would have been entitled to a fraction of a share of LNE Common Stock, Seller shall receive in lieu thereof cash (without interest), in an amount determined by multiplying the fractional share interest to which Seller would otherwise be entitled by the LNE Share Price, which amount shall be payable in Pesos and paid to Seller as part of the Cash Consideration.
(b) On the terms, and subject to the satisfaction or waiver of the Conditions Precedent (condiciones suspensivas) set forth in Article VI of this Agreement, on the Closing but immediately after the purchase of the Shares set forth in item (a) above, OCEN shall issue to Purchaser or its designee and Purchaser or its designee shall subscribe a capital increase without the issuance of shares, for an aggregate initial subscription price of Ps$898,634,692.00 (eight hundred and ninety eight million six hundred and thirty four thousand six hundred and ninety two Pesos 00/100 (the “Subscription Price” and together with the Purchase Price, the “Investment Price”) payable as provided in this Article II and subject to adjustment as provided in Section 2.4.
(c) OCEN and the Seller expressly agree that the Subscription Price will be used by OCEN exclusively for the capital requirements for the purchase of the shares of capital stock in the Transferred Target Companies owned by Seller (directly or indirectly) indicated in Annex A-2 in accordance with the Closing Restructure.
Section 2.3 Delivery of Funds and other payments.
(a) At least five (5) Business Days prior to the Closing Date, Seller shall (with respect to the Transferred Target Companies), and shall cause OCEN to (with respect to OCEN and the Target Subsidiaries) prepare and deliver to Purchaser a statement in Pesos (the “Estimated Closing Statement”) setting forth Seller’s and OCEN’s good faith estimates (in the understanding that exclusively for purposes of these good faith estimates, the Seller and OCEN shall base their calculations for the applicable Closing Funded Indebtedness and the Closing Working Capital, on the financial statements as of the most recently completed calendar month prior to the Closing Date and not as of 11:59 P.M. of the Business Day immediately prior to the Closing Date) of (i) the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”); (ii) the Closing Working Capital (the

“Estimated Working Capital”); (iii) the amount (which may be expressed as a positive or negative number), if any, by which the Estimated Working Capital exceeds the Target Net Working Capital Amount (such amount, the “Estimated Working Capital Adjustment”); (iv) a calculation of the estimated Closing Adjustment Amount based on such amounts; and (v) a calculation of the estimated Closing Investment Price expressed in Pesos. The Estimated Closing Statement and each of the elements thereof shall be prepared in accordance with Accounting Principles and consistent with Schedule 2.3(b). In the event Purchaser shall object to the Estimated Closing Statement, Purchaser shall notify Seller of such objections, and Seller and Purchaser shall cooperate in good faith to resolve Purchaser’s objections as soon as practicable prior to the Closing Date; provided, that, if Purchaser and Seller are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Seller to Purchaser shall be binding for purposes of this Section 2.3, but not, for the avoidance of doubt, for purposes of Section 2.4 of this Agreement.
(b) At the Closing, Purchaser shall (1) deliver the Stock Consideration to the DTC-eligible brokerage account designated by written notice delivered by Seller to Purchaser at least five (5) Business Days prior to Closing, which delivery shall be accompanied by a reasonably detailed calculation of the number of LNE Common Shares to be delivered in accordance with Section 2.2(a) above, and (2) pay or cause to be paid to Seller an amount equal to (i) (A) the Cash Consideration, plus (B) any cash in lieu of fractional LNE Common Shares, as provided in Section 2.2(a) above, plus (C) the Subscription Price, plus (D) an aggregate amount (which may be expressed as a positive or negative number), calculated in Pesos equal to (y) the Allocable Purchaser Sale Percentage of the Estimated Working Capital Adjustment, (z) minus the Allocable Purchaser Sale Percentage of the Estimated Closing Funded Indebtedness (such resulting amount, the “Closing Adjustment Amount” and the sum of the Investment Price and the Closing Adjustment Amount, the “Closing Investment Price”). Schedule 2.3(b) hereto includes a sample of the calculation of the Closing Adjustment Amount pursuant to the terms herein, based on the information contained in the balance sheet of the most recent Financial Statements (as such term is defined below). For the avoidance of doubt, the Parties acknowledge and agree that the calculations included in Schedule 2.3(b) are provided solely for sample purposes, and the information contained therein shall not be actually used for the calculation of the Closing Adjustment Amount, which shall be calculated pursuant to the terms herein. Except for the Stock Consideration portion of the Investment Price, which shall be paid by delivering a number of LNE Common Shares to be determined as provided in Section 2.2(a), the Closing Investment Price shall be made by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser at least three (3) Business Days prior to the Closing.
(c) On or before the Closing Date, Seller shall pay any and all Transaction Expenses.
Section 2.4 Final Investment Price.
(a) The Investment Price shall be adjusted and finally determined upwards or downwards (the “Final Investment Price”), following the procedure set forth below by (i) subtracting or adding to the Investment Price, the Allocable Purchaser Sale Percentage of the Working Capital Adjustment if any; and (ii) subtracting Allocable Purchaser Sale Percentage of the Closing Funded Indebtedness.

(b) Not later than seventy five (75) days following the Closing Date, OCEN shall prepare and deliver to the Primary Parties (i) an unaudited combined balance sheet of the Target Companies as of 11:59 P.M. on the Business Day immediately prior to the Closing Date prepared in accordance with Accounting Principles (the “Closing Balance Sheet”); and (ii) a statement (the “Closing Statement”) setting forth OCEN’s good faith calculations (the “OCEN’s Proposed Calculations”) as of 11:59 P.M. on the Business Day immediately prior to the Closing Date of (A) the Closing Working Capital; (B) the amount, if any (which may be expressed as a positive or negative number), by which the Target Net Working Capital Amount differs from the Closing Working Capital (the “Working Capital Adjustment”); (C) the Funded Indebtedness of each of the Target Business Units calculated as the sum of the total Funded Indebtedness, of the Target Companies within each Target Business Unit (the “Closing Funded Indebtedness”); and (D) a calculation of the Final Investment Price based on such amounts. OCEN’s Proposed Calculations shall be made in accordance with Accounting Principles. Seller and OCEN shall cause their Affiliates, the Target Subsidiaries and their personnel to provide Purchaser with prompt and reasonable access to Seller’s, OCEN’s, the Transferred Target Companies’ and the Target Subsidiaries’ auditors and accounting and other personnel and to the books and records of OCEN, the Transferred Target Companies and the Target Subsidiaries and any other document or information reasonably requested by Purchaser (including the workpapers of OCEN, the Transferred Target Companies’ and the Target Subsidiaries’ auditors) in order to allow Purchaser to review the OCEN’s Proposed Calculations.
(c) In the event that Purchaser does not object to the Closing Balance Sheet or OCEN’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Seller within sixty (60) days after Purchaser’s receipt of the Closing Balance Sheet and OCEN’s Proposed Calculations, the calculation of the Final Investment Price pursuant to OCEN’s Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 2.4(c) shall set forth in reasonable detail Purchaser’s alternative calculations, if any, of (i) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto; (ii) the Closing Funded Indebtedness; and (iii) a calculation of the Final Investment Price based on such amounts.
(d) If Purchaser delivers a Notice of Objection to Seller within the sixty (60) day period referred to in Section 2.4(c), then any element of OCEN’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.4(d):
(i) the Primary Parties shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within thirty (30) days after the date of receipt by Seller from Purchaser of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to the Expert, which the Primary Parties hereby jointly and irrevocably appoint;
(ii) the Primary Parties shall use their commercially reasonable efforts to cause the Expert to render a decision in accordance with this Section 2.4(d) within thirty (30) days of the submission of the Disputed Amounts, to the Expert. For the purposes hereof, upon submission of the Disputed Amounts to the Expert, the Primary Parties shall provide to the Expert all documents that each of them deems necessary, including a statement of reasons explaining their corresponding position. Such documents shall be delivered no later than fifteen (15) days following submission for Expert’s intervention. Within ten (10) days following the receipt of such documents, the Expert may request the Primary Parties to provide further information, in the understanding that such additional information shall only be requested for clarifying purposes. During such term, the Expert may, set up meetings with the Primary Parties as the Expert may deem reasonably necessary;
(iii) the determination made by the Expert shall be final and binding upon each Party hereto in terms of article 2252 of the Federal Civil Code (Código Civil Federal); accordingly, the Final Investment Price shall be recalculated based upon the final determination of the Expert with respect to the Disputed Amounts and the Final Investment Price, as so recalculated, shall be deemed to be final and binding;
(iv) if the Primary Parties submit any Disputed Amounts to the Expert for resolution, Seller and Purchaser shall each pay their own costs and expenses incurred under this Section 2.4(d). Seller shall be responsible for that fraction of the fees and costs of the Expert where (A) the numerator is the absolute value of the difference between Seller’s aggregate position with respect to the Final Investment Price and the Final Investment Price as recalculated based upon Expert’s final determination with respect to the Disputed Amounts; and (B) the denominator is the absolute value of the difference between Seller’s aggregate position with respect to the Final Investment Price and Purchaser’s aggregate position with respect to the Final Investment Price, and Purchaser shall be responsible for the remainder of such fees and costs; and
(v) any Disputed Amounts brought to the Expert shall be resolved in either way as presented by one of the Primary Parties and it may not be resolved in any other manner.
(e)  Upon the determination, in accordance with Sections 2.4(c) or Section 2.4(d) hereof, of the Final Investment Price, Seller or Purchaser, as the case may be, shall make the payment required by this Section 2.4(e). The amount payable by Seller or Purchaser pursuant to this Section 2.4(e) is referred to herein as the “Investment Price Adjustment” and shall be treated as an adjustment to the Investment Price for federal, state, local and foreign income Tax purposes. Accordingly:
(i) if the Final Investment Price is greater than the Closing Investment Price, then within three (3) Business Days after the determination of the Final Investment Price, Purchaser shall pay Seller, an amount equal to the difference between the Closing Investment Price and the Final Investment Price. Any amount to be paid by Purchaser pursuant to this Section 2.4(e)(i) shall be paid by wire transfer of immediately available funds to one or more accounts designated by Seller in writing to Purchaser promptly after the final determination of the Final Investment Price; and
(ii) if the Final Investment Price is less than the Closing Investment Price, then within three (3) Business Days after the determination of the Final Investment Price, Seller shall pay Purchaser an amount equal to the difference between the Closing Investment Price and the Final Investment Price. Any amount to be paid by Seller pursuant to this Section 2.4(e)(ii) shall be paid by wire transfer of immediately available funds to an account designated by Purchaser in writing to Seller promptly after the final determination of the Final Investment Price.

(f) Seller shall issue to Purchaser the corresponding CFDIs supporting any adjustment to the Purchase Price.
Section 2.5 Closing; Closing Deliverables.
(a) Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the sale and subscription referred to in Section 2.1 and 2.2 hereof (the “Closing”) shall take place in Mexico City, Mexico, at 10:00 A.M. at the offices of Creel, García-Cuéllar, Aiza y Enríquez, S.C., within fifteen (15) Business Days, after the last of the conditions set forth in Article VI is satisfied or waived by the Party entitled to waive such condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the Primary Parties shall agree in writing. Such date is herein referred to as the “Closing Date”.
(b) At the Closing, after receipt of the Investment Price, Seller and OCEN, as applicable, shall deliver or cause to be delivered to Purchaser:
(i) certificates representing the Shares, duly endorsed in property (endoso en propiedad) by Seller;
(ii) a certified copy of the share ledger of OCEN reflecting: (A) the shareholding structure of OCEN on the Closing Date immediately before the transfer of the Shares and the capital increase, subscription and payment of the Subscription Price; (B) the transfer of the Shares; and (C) the shareholding structure of OCEN on the Closing Date immediately after the transfer of the Shares to Purchaser;
(iii) a certificate signed by Seller, dated as of the Closing Date, confirming the matters set forth in Section 6.2(a) and Section 6.2(b);
(iv) resignations of the members of the board of directors and statutory auditor (comisario) of the Target Companies;
(v) copy of the shareholders resolutions of OCEN whereby (y) a capital increase in OCEN, for an amount equal to the Subscription Price to be paid at Closing by Purchaser, and (z) the waiver by the Seller to any preemptive right to which they might be entitled to subscribe such capital increase, is approved (the “OCEN Resolutions”);
(vi) except for consents or waivers under Antitrust Laws, copies of all consents and waivers referred to in Section 3.2 hereof. For the avoidance of doubt, failure to obtain any consent and/or waiver that depend on any third party shall not result in any liability to the Parties;
(vii) the corresponding CFDIs that support the amounts of the Purchase Price;and
(viii) counterparts to the Ancillary Documents that are to be entered into by Seller and/or OCEN (as applicable) on the Closing Date in accordance with their respective terms and conditions.
(c) At the Closing, Purchaser shall deliver to Seller:

(i) evidence of payment by wire transfer of immediately available funds of the Closing Investment Price;
(ii) the number of LNE Common Shares, delivered by book-entry transfer, required to satisfy the payment of the Stock Consideration, determined as provided in Section 2.2(a) hereof and in the manner set forth in Section 2.3(b);
(iii) upon receipt of the original duly endorsed certificates representing the Shares, a certification evidencing such receipt;
(iv) a certificate signed by an authorized officer of the Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 6.3(a) and Section 6.3(b) hereof;
(v) a counterpart of the TV Agreement duly executed by Purchaser and Televisa.
(vi) copies of all consents and waivers under Antitrust Laws. For the avoidance of doubt, failure to obtain any consent and/or waiver that depend on any third party shall not result in any liability to the Parties;
(vii)  counterpart to the minutes of (A) the OCEN Resolutions; and (B) the shareholders’ meeting of OCEN and the Target Subsidiaries, (i) granting in favor of each director or sole administrator and statutory auditors or equivalents and the attorneys in-fact set forth in Section 2.5(c) of the Seller Disclosure Letter, the broadest release permitted by Law in respect of their performance of their duties and obligations as directors, statutory auditors and attorneys in-fact, as applicable; (ii) the revocation of the powers of attorney as agreed upon between Seller and Purchaser; and (iii) the appointment of new members of the board of directors and new statutory auditors; and
(viii) counterparts to the Ancillary Documents that are to be entered into by Primary Purchaser and/or the Joint Obligor and/or any of its Affiliates (as applicable) on the Closing Date in accordance with their respective terms and conditions.
Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure letter delivered by Seller to Purchaser (the “Seller Disclosure Letter”) concurrently with the execution of this Agreement (it being agreed that any matter disclosed pursuant to any Section of the Seller Disclosure Letter shall be deemed disclosed for purposes of any other Section of the Seller Disclosure Letter to the extent the applicability of the disclosure to such other Section is reasonably apparent on the face of such disclosure), Seller represents and warrants to Purchaser as of the date hereto and as of the Closing as follows:
Section 3.1 Organization and Tax Residency.

Seller is a company duly organized and existing under the laws of Mexico and a resident of Mexico for tax purposes.
Section 3.2 Authorization; Non-contravention.
(a) Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, the consummation by Seller of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been (except for the authorization of CIE’s shareholders meeting which must be obtained on or before Closing) and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved. This Agreement has been, and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby and thereby will be, duly executed and delivered by Seller. Assuming that this Agreement constitutes legal, valid and binding obligations of each other party hereto, this Agreement constitutes legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. Assuming that all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby constitute legal, valid and binding obligations of each other party hereto, such instruments and agreements will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.
(b) The execution of this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, except, in the case of clauses (ii)-(iv) below, to the extent that would not be material to the Target Companies (i) conflict with any of the provisions of the articles of incorporation, bylaws, trust agreement or other equivalent charter documents of Seller or any of the Target Companies; (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of such Target Companies; (iii) conflict with or result in a breach of, or constitute a default under, or, other than as provided in Section 3.2(b) of the Seller Disclosure Letter, result in the acceleration of any obligation or loss of any benefits under, any Target Company Contract, Target Company Permit or other instrument to which such Target Companies is a party or by which any of its properties or assets are bound; or (iv) subject to (A) the applicable Antitrust Laws and (B) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.2(b) of the Seller Disclosure Letter, contravene any Law or any Order applicable to Seller, any of the Target Companies or by which any properties or assets of Seller or any of the Target Companies are bound.
Section 3.3 Ownership of Shares. Seller has good and valid title to the Shares set forth opposite Seller’s name in Section 3.3 of the Seller Disclosure Letter free and clear of all Liens, and is the record and beneficial owner thereof. Such Shares were subscribed or acquired and fully paid by Seller in compliance with applicable Law. Other than this Agreement, there is no outstanding Contract with any Person for such Person to purchase, redeem or otherwise acquire any outstanding Shares of the capital stock of any of the Target Companies. At the Closing, Seller will convey good and valid title to such Shares, free and clear of all Liens, Orders, Contracts or other limitations whatsoever, except for those set forth in item (viii) of the definition of Permitted Liens.
Section 3.4 The Target Companies.
(a) The Target Companies are those listed in Section 3.4(a) of the Seller Disclosure Letter, all of which are companies duly incorporated and validly existing under the Laws of the jurisdiction in which they were incorporated and have the requisite corporate power and authority to own, lease and operate their properties and to carry on their Businesses as now being conducted.
(b) Except as provided in Section 3.4(b) of the Seller Disclosure Letter, there are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by any of the Target Companies other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.
(c) Except as described in the Coordination Agreement, (i) there are no dividends or capital reimbursements payable by any of the Target Companies or (ii) contributions for future capital increases in favor of any of the Target Companies.
(d) Section 3.4(d) of the Seller Disclosure Letter include a list of all the capital investments by the Target Companies in non-Subsidiaries in which they own more than 5.0% (five percent) and less than 50.0% (fifty percent) of their capital stock.
Section 3.5 Capitalization of OCEN .
(a) The authorized capital stock of OCEN is set forth in Section 3.5(a) of the Seller Disclosure Letter hereto and conforms to the information entered into OCEN’s stock register and capital variations register or other appropriate registers under the applicable Laws. The Shares constitute the percentage of shareholding interest described in Annex A-3 hereof, of the issued and outstanding equity interests of OCEN that are owned by the Seller as of the date hereof, and are represented by stock certificates validly issued by OCEN. The Shares have been duly authorized and validly issued and subscribed and are fully paid, and are not subject to, and were not issued in violation of any preemptive rights or other similar rights. Except for the shares identified in Annex A-1, no shares of capital stock or other equity interests of OCEN are issued, reserved for issuance or outstanding. None of OCEN nor Seller is a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in OCEN, pursuant to which Seller or OCEN is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, OCEN or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in OCEN. There are no outstanding or authorized (i) stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests OCEN, (ii) dividends payable by OCEN or (iii) bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of OCEN on any matter, other than those set forth in Section 3.5(a) of the Seller Disclosure Letter. Except for Permitted Liens, there are no irrevocable proxies and no voting agreements with respect to the capital stock of, or other equity or voting interests in, OCEN.
(b) For the avoidance of doubt the representations and warranties set forth in this Section 3.5 are limited only to the Shares and do not include (and hereby expressly excludes) the OISE Shares including any matters related to the ownership title, rights, validity, subscription and payment, absence of any option, warrant, right (including any preemptive right), subscription or similar agreement, absence of any Liens or any other concept, fact, circumstance or qualification referred to above, with respect to the OISE Shares, as to which Seller is not making any representation or warranty.
Section 3.6 Capitalization of the Target Subsidiaries and the Transferred Target Companies.
(a) The authorized capital stock of each of the current Subsidiaries of OCEN (the “Target Subsidiaries”) and the Transferred Target Companies is set forth in Section 3.6(a) of the Seller Disclosure Letter hereto and conforms to the information entered into each such Target Subsidiary’s and Transferred Target Company’s stock register and capital variations register or other appropriate registers under the applicable Laws of the jurisdiction of their organization. The shares set forth in Section 3.6(a) of the Seller Disclosure Letter constitute all the issued and outstanding equity interests of each of the Target Subsidiaries and the Transferred Target Companies and are represented by stock certificates validly issued by each such Target Subsidiary or Transferred Target Company. Such shares have been duly authorized and validly issued and subscribed and are fully paid, and are not subject to, and were not issued in violation of any preemptive rights or other similar rights. One or more of the Target Subsidiaries is the record and beneficial holder of all or the majority of the issued and outstanding equity interests of the Target Subsidiaries as set forth on Section 3.6(a) of the Seller Disclosure Letter, free and clear of all Liens. No shares of capital stock or other equity interests of each of the Target Subsidiaries or the Transferred Target Companies are reserved for issuance or outstanding. Except as otherwise disclosed in Section 3.6(a) of the Seller Disclosure Letter and/or for any Permitted Liens, none of the Target Subsidiaries or the Transferred Target Companies are a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in the Target Subsidiaries or the Transferred Target Companies, pursuant to which any of the Target Subsidiaries or the Transferred Target Companies is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, any of the Target Subsidiaries or the Transferred Target Companies or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in any of the Target Subsidiaries or the Transferred Target Companies.
(b) There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, any of the Target Subsidiaries or the Transferred Target Companies. None of the Target Subsidiaries or the Transferred Target Companies have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of any of the Target Subsidiaries or the Transferred Target Companies on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, any of the Target Subsidiaries or the Transferred Target Companies. Section 3.6(b) of the Seller Disclosure Letter sets forth all shares or other equity interests that are owned by the Target Subsidiaries that are not Subsidiaries and all such shares or other equity interests are owned by them free and clear of any and all Liens.
(c) Upon consummation of the Closing Restructuring the authorized capital stock and the issued and outstanding shares of capital stock of each Transferred Target Company will be as set forth in Section 3.6(c) of the Seller Disclosure Letter.
Section 3.7 Consents and Approvals. Except for the required Antitrust Filings and clearances and/or approvals thereunder received, the filing by the Seller of a Corporate Restructure Memorandum with the CNBV, and the approval of the Seller’s board of directors (which has already been obtained) and shareholders’ meeting; and assuming that any and all filings, authorizations and other consents applicable to the Purchaser are made and obtained, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except for those set out in Section 3.7 of the Seller Disclosure Letter.
Section 3.8 Financial Statements; Undisclosed Liabilities; No MAE; Carveout.
(a) Schedule 3.8(a) of the Seller Disclosure Letter contains the following financial information of the Target Companies as identified in the first page of such schedule:
(i) Audited financial statements, which includes the report of the independent auditors, the consolidated and / or unconsolidated statement of financial position as of December 31, 2018 (“Balance Sheet Date”) and December 31, 2017 and the consolidated and/or unconsolidated statements of income, stockholders' equity and cash flows for the twelve (12) months then ended, as well as the explanatory notes to the financial statements that include a summary of significant accounting policies (collectively, the “Audited Financial Statements”). The Audited Financial Statements fairly present, in all material aspects, the consolidated and/or unconsolidated financial situation of the corresponding Target Companies as of December 31, 2017 and December 31, 2018 and their financial performance and cash flows for the year, completed on that date, in accordance with NIF; or
(ii) The trial balance, which include a list of all major debit and credit balances issued by the corresponding daily accounting record system as of December 31, 2017 and December 31, 2018, in accordance with NIF and that serves as the basis for the preparation of the financial statements (the “Trial Balances” and together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth in Section 3.8(b) and other sections of the Seller Disclosure Letter, the Target Companies have no Liabilities that are not already reflected in the Financial Statements in compliance with NIF, except for Liabilities incurred in the Ordinary Course of Business.
(c) Since the Balance Sheet Date, no event has occurred which has resulted in, or is likely to result in, a Material Adverse Effect.
(d) The Seller has furnished Purchaser with a combined income statement (carveout), which shows the operating profit of the Transferred Target Companies adjusted in accordance with the assumptions, terms and conditions set forth in Schedule 3.8(d) of the Seller Disclosure Letter.
Section 3.9 Compliance with Laws; Permits.
(a) Since December 31, 2017, the Target Companies have conducted their respective Businesses in compliance in all Material respects with all applicable Laws, and, except as set forth in Section 3.9(a) of the Seller Disclosure Letter, have not received written notice of any Material violation or non-compliance thereof, except where the failure to be in compliance would not have a Material Adverse Effect. The Target Companies have fully complied with the COFECE Undertakings.
(b) Except as set forth in Section 3.9(b) of the Seller Disclosure Letter, (i) each of the Target Companies owns or possesses, and is in compliance with all Material Permits which are necessary to lawfully enable it to carry on its Business and to own, lease, use or operate its assets and properties (“Target Companies’ Permit”), free and clear of any Liens (other than Permitted Liens), except where failure to obtain such Material Permits would not have a Material Adverse Effect; (ii) to the Knowledge of Seller, the Target Companies have not received any written notice or claim from any Governmental Entity that asserts any noncompliance with any Target Company Permit that would result in its revocation; and (iv) no loss, revocation, withdrawal, suspension, cancellation, termination of, or modification or expiration of any such Target Company Permits is pending (other than expiration upon the end of any term).
(c) To the Knowledge of Seller, no Target Companies’ directors or employees or any other Person acting on behalf of any such Person has, with respect to the Business of the Target Companies, directly or indirectly, (1) in the case of the Target Companies operating in Mexico identified in Section 3.9(c) of the Seller Disclosure Letter, taken any action that would cause any of such Target Companies to be in violation of the applicable anti-bribery Laws of Mexico, including any applicable Law of any locality, including any Law promulgated by the Mexican Government to implement the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions, and (2) in the case of Target Companies operating outside the U.S. and Mexico, taken any action that would cause such Target Companies to be in violation of the applicable anti-bribery and anti-corruption Laws of the places where such Target Companies operate.
Section 3.10 Litigation. Except as set forth in Section 3.10 of the Seller Disclosure Letter, the Target Companies are not party to, and have not received written notice of, any action, claim, demand, proceeding, audit or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, by or before any court, tribunal, arbitrator or other Governmental Entity or any other Person that is Pending (a “Proceeding”) and no such Proceeding, to the Knowledge of Seller, has been notified in writing or verbally, (i) against, relating to or involving any of the Target Companies or any properties or assets (including Permits) owned, leased or used by the Target Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. No Proceedings, whether voluntary or involuntary, are pending against any of the Target Companies or Seller, nor are any of the Target Companies or Seller contemplating any such Proceedings, under the bankruptcy Laws and/or receivership or similar Laws of Mexico or Colombia.
Section 3.11 Tax Matters. Except as disclosed in Section 3.11 of the Seller Disclosure Letter:
(a) (i) The Target Companies have timely filed all Tax Returns that they are required to file, and have paid all Taxes thereon as owing as required by Law; (ii) the Target Companies have properly and timely withheld, collected and paid or remitted all Taxes that are required to be withheld, collected and paid or remitted under Law; (iii) all statutory Tax reports (dictámenes fiscales) have been timely filed before the Tax Authorities by the external auditors of the Target Companies, and the Target Companies have maintained all documents and records relating to such Tax Returns as required by Law; and (iv) all Tax Returns for all open periods filed by the Target Companies correctly reflect in all material respects the matters required to be reported therein including, where appropriate, income, expenses, deductions, credits, loss carryovers and Taxes due and paid.
(b) Section 3.11 (b) of the Seller Disclosure Letter lists all Income Tax Returns filed with respect to the Target Companies for taxable periods ended on or after December 31, 2013, indicates those Income Tax Returns that have been audited or reviewed by Governmental Entities, and indicates those Income Tax Returns that currently are the subject of audit or review by a Governmental Entity. Seller has delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target Companies since December 31, 2013.
(c) Except for the effect resulting from filing complementary Tax Returns, none of the Target Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(d) To the Knowledge of Seller, the Target Companies have not received any written or verbal notice that initiates or threatens to initiate a Tax audit or review by any Governmental Entity with respect to any Tax Returns or Taxes due from (whether as a result of an assertion of a deficiency or otherwise) of any of the Target Companies.
(e) Since December 31, 2014, none of the Target Companies has received a Tax ruling specifically addressed to the Target Companies from any Governmental Entity which would apply after the Closing Date.
(f) All transactions entered into by any of the Target Companies with any related party during any period for which the statute of limitations for any Tax has not expired or for which a taxable year remains open have been carried out in accordance with applicable Laws, and all of the Target Companies have complied with all applicable transfer pricing requirements as required by Law.
(g) None of the Target Companies has any liability for the Taxes of any person as a joint obligor (obligado solidario), transferee or successor, by Law, contract, or otherwise.
Section 3.12 Personal Property. Except as disclosed in Section 3.12 of the Seller Disclosure Letter, each of the Target Companies has title to, or a valid interest in, or right to use, as applicable, all Material personal property used in its Business (including machinery and equipment), in each case, free and clear of any Liens other than Permitted Liens (the “Target Companies’ Personal Property”) except where the failure of the foregoing would not have a Material Adverse Effect.
Section 3.13 Intellectual Property.
(a) Section 3.13(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Intellectual Property owned or used (registered or not) by the Target Companies, and a description of any royalties paid or received by the Target Companies with respect thereto. The Target Companies own or have the right to use, free and clear of all Liens, except for Permitted Liens (or restrictions set forth in any license or other agreement under which the Target Companies acquired the right to use any such Intellectual Property), all Intellectual Property necessary to conduct their respective Businesses in the Ordinary Course of Business, except: (i) where the failure to so own, use or have such right, or the presence of such Liens, would not have a Material Adverse Effect to the Target Companies, taken as a whole, and (ii) for any of the unregistered Intellectual Property described in Section 3.13(a) of the Seller Disclosure Letter.
(b) Except as disclosed in Section 3.13(b) of the Seller Disclosure Letter, the Target Companies have not received written notice of any claim challenging the use or ownership by the Target Companies of any Intellectual Property, except for claims that would not have a Material Adverse Effect to the Target Companies, taken as a whole.
(c) To the Knowledge of Seller, the Target Companies use of Trademarks and Patents does not infringe any Trademark or Patent, as the case may be, of any third party. Except as disclosed in Section 3.13(c) of the Seller Disclosure Letter, during the past two years no third party has notified to the Target Companies any written claim or demand or instituted any Proceeding against any of the Target Companies, and neither Seller nor any of the Target Companies has received any written notice, that (i) challenges the rights of the Target Companies in respect of any of the Patents or Trademarks utilized by the Target Companies or (ii) asserts that the operation of the Business of any of the Target Companies is or was infringing, misappropriating or otherwise violating the intellectual property rights of any third party. None of the Patents or Trademarks utilized by the Target Companies is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Entity that has been notified to the Target Companies.
Section 3.14 Insurance.
(a) Section 3.14(a) of the Seller Disclosure Letter sets forth a list, as of the date hereof, of all Material insurance policies maintained by the Target Companies or with respect to which a

Target Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Except as disclosed in Section 3.14(a) of the Seller Disclosure Letter, the Insurance Policies are in full force and effect, and they will not cease to be in effect as a result of the Closing. There is no Material Proceeding by any of the Target Companies under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies.
(b) Section 3.14(b) of the Seller Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all pending claims and the claims history of the Target Companies since January 1, 2015 (including with respect to insurance obtained but not currently maintained).
Section 3.15 Employee Benefits and Labor Relations.
(a) Except as set forth in Section 3.15(a) of the Seller Disclosure Letter none of the Target Companies have any contractual obligation related to severance pay, salary continuation, bonus, incentive, stock option, retirement, profit sharing, deferred compensation or other employee benefit plan, contract, program, fund, or arrangement (whether written or oral) and any trust, escrow, or similar agreement related thereto (the “Employee Benefit Plans”), other than as provided in the Mexican Federal Labor Law (Ley Federal del Trabajo) or the Colombian Labor Law.
(b)  Except as set forth in Section 3.15(b) of the Seller Disclosure Letter: (i) each Employee Benefit Plan is in compliance in all Material respects with applicable Law and has been administered and operated in all Material respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to qualify for special tax treatment meets the requirements for such treatment and no event has occurred and no condition exists that would reasonably be expected to result in the loss or revocation of such status; (iii) no Target Company, nor, to the Knowledge of Seller, any other person has breached any fiduciary duty under applicable law with respect to any Employee Plan; (iv) no claim, action or litigation has been notified in writing with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims); (v) each Employee Benefit Plan that provides for pension benefits is funded in compliance with all applicable Laws; and (vi) each Employee Benefit Plan required to be registered with applicable Governmental Entities has been so registered and has been maintained in good standing with the applicable Governmental Entities. The consummation of the transactions contemplated by this Agreement will not result in (x) any obligation of any member (including but not limited to, shareholders, board members, officers, agents, Representatives or any of their successors) of the Target Companies to make any compensation or benefit, (y) an increase in the amount of compensation or benefits or (z) the acceleration of the vesting or timing of payment of any compensation or benefit, in each case, payable to or in respect of any Target Companies’ Employee.
(c) Section 3.15(c) of the Seller Disclosure Letter sets forth all of the collective bargaining agreements with labor unions to which any of the Target Companies is a party or bound as of the date hereof. The consent or the consultation of or the formal rendering of advice by the employee representative bodies referenced in Section 3.15(c) of the Seller Disclosure Letter is not required to execute this Agreement or to consummate the transactions contemplated hereby. Except as set forth in Section 3.15(c) of the Seller Disclosure Letter, no Target Company have been notified in writing of any existing, (i) strike, slowdown, picketing, or work stoppage, or (ii) any Proceeding against or affecting any of the Target Companies relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union and notified to a Target Company or Target Company Subsidiary with the Secretaría del Trabajo y Previsión Social, Junta Federal y/o Local de Conciliación y Arbitraje or any comparable Governmental Entity in Colombia. Each of the Target Companies has complied in all Material respects with all applicable Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing including all obligations of the IMSS and SAR. Except as set forth in Section 3.15(c) of the Seller Disclosure Letter, no Target Companies member (including but not limited to, shareholders, board members, officers, agents, Representatives or any of their successors) is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.
(d) Section 3.15(d)(i) of the Seller Disclosure Letter sets forth a list with the names of all the employees and personnel of the Target Companies, as well as of those Affiliates providing services to the Target Companies as well as the salary of each one of them, as of May 31, 2019. Section 3.15(d)(ii) of the Seller Disclosure Letter lists all changes (resignations, terminations, hires, salary and/or position changes) to the list set forth in Section 3.15(d)(i) of the Seller Disclosure Letter from May 31, 2019 until the date of this Agreement.
Section 3.16 Transactions with Related Parties.
(a) Section 3.16(a) of the Seller Disclosure Letter sets forth a list of all Related Party Transactions existing as of the date hereof, and includes a list of the Related Party Transactions mutually agreed among the Parties to remain in place after, or otherwise be effective as of, Closing.
(b) Except as set forth in Section 3.16(b) of the Seller Disclosure Letter there are no outstanding obligations (whether under Contract or otherwise) between any of the Target Companies and Seller or any of its Affiliates (other than the Target Companies) except for existing obligations in the Ordinary Course of Business.
(c) Except as set forth on Section 3.16(c) of the Seller Disclosure Letter, none of the Target Companies are indebted to any member of the board of directors of Seller or its Affiliates or any of the executive officers listed in Section 1.1(d) of the Seller Disclosure Letter in any amount whatsoever, other than for salaries, benefits and other compensation incurred in the Ordinary Course of Business. Except as set forth on Section 3.16(c) of the Seller Disclosure Letter, no member of the board of directors of Seller or its Affiliates or any of the executive officers listed in Section 1.1(d) of the Seller Disclosure Letter is indebted to any of the Target Companies in any amount whatsoever.
Section 3.17 Target Companies Contracts.
(a) Section 3.17(a) of the Seller Disclosure Letter lists the following Material Contracts (“Target Companies’ Contracts”) to which the Target Companies are as of the date hereof, a party or by which the Target Companies or any of their assets are bound or otherwise subject:
(i) Contracts that create (A) any annual payment obligation of any of the Target Companies of more than US$150,000 (or the equivalent amount in another currency) annually, or (B)

aggregate payment obligations of the Target Companies of more than US$300,000 (or the equivalent amount in another currency);
(ii) Contracts that relate to the top ten (10) customer ticketing Contracts and with the top ten (10) venues which ticketing are managed by the Target Companies, in both cases, determined based on revenue generated under those Contracts;
(iii) agreements that provide for annual capital expenditures in excess of US$300,000 individually, or in the aggregate, or for the disposition of any portion of the assets or Business of the Target Companies in excess of US$150,000, except for transactions entered into in the Ordinary Course of Business;
(iv) the top ten (10) artist booking or management Contracts (including 360 management Contracts), specifically identified in Section 3.17(a) of the Seller Disclosure Letter, determined based on revenue generated under those Contracts;
(v) sponsorship, venue management, venue lease and concession Contracts that either (A) involve total payments in excess of US$300,000; or (B) involve payments in any one year in excess of US$150,000 and either (x) apply to multiple venues or events or (y) have a remaining term of more than ten (10) months;
(vi) artist Contracts (other than those referred to in paragraph (iv) above) that either (A) involve total payments in excess of US$50,000 per event; or (B) with a term that have a remaining term of more than ten (10) months;
(vii) is a customer (other than customers referred to in paragraph (ii) above), distribution, supply or agency Contract which is: (A) reasonably likely to involve consideration of more than US$300,000, in the aggregate, over the term of such Contract; or (B) has a remaining term of 10 (10) months or more;
(viii) partnership, joint venture or other similar Contracts;
(ix) Contracts whereby any of the Target Companies has granted to any Person any right to use any Target Companies Intellectual Property and any Contract whereby any of the Target Companies has been granted any right by any Person to license and/or use Intellectual Property (“IP Licenses”) in excess of US$50,000;
(x) Contracts to which a Governmental Entity is a party in excess of US$50,000;
(xi) Contracts that limit or restrict any of the Target Companies from competing, engaging in any business associated with the Business in any jurisdiction or from owning, operating, selling, transferring, pledging or otherwise disposing of or encumbering any of its assets or in any way participating in any Business (in any capacity) (other than agreements principally with respect to another subject matter that contain, as part thereof, confidentiality or secrecy provisions);
(xii) Contracts that evidence or govern Funded Indebtedness of any of the Target Companies, excluding any Funded Indebtedness between the Target Companies;

(xiii) Contracts that grant to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any of the Target Companies’ assets (tangible or intangible) in excess of US$50,000;
(xiv) Contracts that create any mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any of the Target Companies’ Personal Property or Real Properties in excess of US$50,000;
(xv) Contracts that relate to any interest rate, foreign currency swap, derivative, hedging or similar transaction in excess of US$50,000;
(xvi) Contracts that include a Change of Control Clause; and
(xvii) Contracts that set out any outstanding guaranty or indemnification obligation, direct or indirect, by the Target Companies except for transactions entered into in the Ordinary Course of Business as described in Section 3.17(a) of the Seller Disclosure Letter.
(b) Notwithstanding anything to the contrary in this Section 3.17, “Target Companies’ Contracts” shall not include Contracts that are not Material that will be fully performed or satisfied as of or prior to Closing.
(c) (i) All material Target Companies’ Contracts are valid, binding and in full force and effect and constitute legal, valid and binding obligations of the Target Companies and, to the Knowledge of Seller, of the other parties thereto, and are enforceable by and against the Target Companies in accordance with their respective terms (except as such enforceability may be affected by bankruptcy, concurso mercantil, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally); (ii) no Target Company is in Material breach or violation or default under any Target Companies Contract and (iii) no Target Company has received any written notice referring a Material breach of or default of the Target Companies under any Target Companies Contract.
Section 3.18 Real Properties; Real Property Leases; Real Property Licenses.
(a) Section 3.18(a) of the Seller Disclosure Letter lists all real property owned by any of the Target Companies (“Real Properties”), including (i) location and dimensions; and (ii) the number of the public deed pursuant to which such piece of Real Property was acquired by the Target Companies, together with the registration data before the corresponding Public Registry of Property or similar entity in the jurisdiction where such Real Property is located. The respective Target Company has title over the respective Real Properties, which title is free and clear of any Liens except for Permitted Liens and those Liens identified in Section 3.18(a) of the Seller Disclosure Letter.
(b) Section 3.18(b) of the Seller Disclosure Letter contains a list as of the date hereof of all (i) real property leased to or from the Target Companies which involves (A) annual payment obligations of more than US$100,000 (or the equivalent amount in another currency), or (B) aggregate payment obligations of more than US$250,000 (or the equivalent amount in another currency)(the “Real Property Leases”); (ii) real property which use or benefit (uso o goce) by any of the Target

Companies is granted through any other Contract, Permit or legal title with any Person (including Governmental Entities) and which involves (A) annual payment obligations of more than US$100,000 (or the equivalent amount in another currency), or (B) aggregate payment obligations of more than US$250,000 (or the equivalent amount in another currency); (the “Real Property Licenses”) to which any of the Target Companies is a party (as lessee, sublessee, sublessor, lessor or any other title which entitles any of the Target Companies to grant or receive the right to use or enjoy (usar o disfrutar) any real property). (i) All Real Property Leases and Real Property Licenses are valid, binding and in full force and effect and constitute legal, valid and binding obligations of the Target Companies and, to the Knowledge of Seller, of the other parties thereto, and are enforceable by and against the Target Companies in accordance with their respective terms (except as such enforceability may be affected by bankruptcy, concurso mercantil, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally); (ii) no Target Company is in Material breach or violation or default under any such Real Property Lease or Real Property License; (iii) no Target Company has received any written notice referring a Material breach of or default of the Target Companies under any such Real Property Lease or Real Property License.
(c) There are no limitations or contractual or legal restrictions that preclude or restrict the ability to use any portion or all of Real Property or any buildings, structures or improvements located thereon for the uses for which they are used in the Ordinary Course of Business except for any such limitations resulting from any Permitted Liens, the existing agreements disclosed by Seller to the Purchaser and/or applicable Law.
(d) Except as set forth on Section 3.18(d) of the Seller Disclosure Letter, the Target Companies do not own, lease, or operate any manufacturing plant or facility, distribution facility, stadium, racetrack, sports facility, concert hall, music festivals facility, conference hall, expositions center, or any other facility that is proper to perform any activities related to the Business.
(e) Except as set forth on Section 3.18(e) of the Seller Disclosure Letter, no Target Company have been notified in writing of any existing investigation, action or process for the extinction of the title of Target Companies over any Real Properties, Leased Real Properties or Licensed Real Properties under the Federal Law for Title Extinction (Ley Federal de Extinción de Dominio, Reglamentaria del Artículo 22 de la Constitución Política de los Estados Unidos Mexicanos).
Section 3.19 Bank and Investment Accounts. Section 3.19 of the Seller Disclosure Letter contains a complete and accurate list showing (i) the name and address of each bank or other financial institution in which each of the Target Companies has an account or safe deposit box, the number and nature of any such account or any such box and the names of all Persons authorized to draw thereon, to have access thereto, or to instruct the investment of the funds deposited thereto; and (ii) the names of all Persons, if any, holding powers of attorney or other authority (express, implied or ostensible) from any of the Target Companies to enter into any contract or commitment on each of their behalf and a summary statement of the terms thereof.
Section 3.20 Financial Indebtedness.
(a) Except as set forth on Section 3.20(a) of the Seller Disclosure Letter, none of the Target Companies have any outstanding Funded Indebtedness.

(b) Except as set forth on Section 3.20(b) of the Seller Disclosure Letter, none of the Target Companies are bound by any guarantees, bonds, joint obligations or similar granted to secure any Funded Indebtedness or obligations of any of Persons that are not the Target Companies.
Section 3.21 Environmental Matters.
(a) Except as set forth in Section 3.21(a) of Seller Disclosure Letter and where it would not have a Material Adverse Effect:
(i) each Target Company is currently, and in the past five (5) years has been, in compliance in all Material respects with all Environmental Laws;
(ii) each Target Company possesses and is in compliance with all Material applicable Permits, approvals, licenses, and certificates required under Environmental Law to operate its Business (the “Environmental Approvals”) are in full force and effect and there is no Claim or proceeding in existence or in progress or, to the Knowledge of Seller, threatened, which may result in the cancellation, revocation, temporary or permanent suspension or material modification of any such Environmental Approval;
(iii) none of the Target Companies has received any written notice from any Governmental Entity or third party, and to the Knowledge of Seller, there is no pending or threatened claim, litigation, administrative proceeding, or investigation with respect to any actual or alleged noncompliance by any of the Target Companies with, or Liability of any of the Target Companies under, Environmental Laws;
(iv) none of the Target Companies is undertaking or has planned any investigation, remedial action or other works in respect of any Hazardous Substance present or allegedly present in soil, sub-soil, surface water, sub-surface water or groundwater at, in, on, under, or in any way materially affecting any Real Property or any other property owned or occupied by any of the Target Companies or any other location, whether voluntarily or pursuant to a regulatory or other notice or mandate; and
(v) neither Real Property, nor Leased Real Property nor Licensed Real Property is and, to the Knowledge of Seller, has at any time been deemed by any Governmental Entity or under any Environmental Laws, as a Hazardous Substances disposal site, Hazardous Substances handling facility, contaminated site, environmental emergency or environmental contingency.
(b) Each of the Target Companies has made available to the Purchaser true and complete copies and results of any material reports, certificates, studies, analyses, tests, or monitoring initiated by and in the possession of any of the Target Companies pertaining to Hazardous Substances at, in, on, or under any property owned or occupied by any of the Target Companies.
Section 3.22 Brokers. Except for those listed in Section 3.22 of the Seller Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Target Companies or for which any of the Target Companies has any Liabilities.

Section 3.23 Proceedings. Seller has not received written notice of any Proceedings that are pending that challenge, or that may have the effect of preventing, delaying, making illegal any of the transactions contemplated by this Agreement and, to the Knowledge of Seller, no such Proceedings are threatened.
Section 3.24 Sufficiency of Assets. Except as set forth in the CREA Transfer, any personnel optimization plan agreed to by Purchaser and Seller, as disclosed in Section 3.24 of the Seller Disclosure Letter and for those assets obtained from third parties or disposed in the Ordinary Course of Business, the Target Companies’ Employees and assets and other rights to be acquired under this Agreement, constitute all property, assets, personnel and rights that are used or held for use by Seller or its Subsidiaries and that are necessary to conduct their Business in accordance with past practice.
Section 3.25 Purchase for Own Account.
(a) Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.
(b) Seller is acquiring the LNE Common Shares for investment and not with a present view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act, nor with any present intention of distributing or selling the LNE Common Shares in violation of the Securities Act. The Seller acknowledges and agrees that the LNE Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such act and such laws. For the avoidance of doubt, nothing herein shall limit such Seller’s right to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any or all of the LNE Common Shares at any time or from time to time pursuant to such registrations (including registration in accordance with Section 5.19 hereof) or pursuant to each exemption.
(c) Seller is able to bear the economic risk of holding the LNE Common Shares for an indefinite period and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in the LNE Common Shares.
Section 3.26 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Letter), none of Seller, the Target Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Target Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Target Companies or the Shares furnished or made available to Purchaser and its Representatives on, prior or after the date hereof or as to any forecasts, forward looking-statements including any future revenue, profitability or success of the Target Companies, or any representation or warranty arising from statute or otherwise in law.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND JOINT OBLIGOR
Each of the Purchaser and the Joint Obligor hereby represent and warrant, as of the date hereof and as of the Closing, to the Seller as follows:
Section 4.1 Due Organization, Good Standing and Corporate Power of Purchaser
and Joint Obligor.
Each of Purchaser and Joint Obligor is validly existing and in good standing (or the equivalent thereof) under the Laws of the place of its incorporation, and has the requisite corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its Businesses as now being conducted. Neither the Purchaser nor the Joint Obligor is in violation of any of the provisions of its articles of incorporation or by-laws.
Section 4.2 Authorization; Non-contravention.
(a) The Purchaser and the Joint Obligor each has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Purchaser and the Joint Obligor as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser and the Joint Obligor of this Agreement and all other instruments and agreements to be delivered by Purchaser or the Joint Obligor as contemplated hereby and thereby, the consummation by them of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by the board of directors of the Purchaser and the Joint Obligor. This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser or the Joint Obligor as contemplated hereby and thereby will be, duly executed and delivered by the Purchaser and the Joint Obligor. Assuming that this Agreement constitutes legal, valid and binding obligations of Seller and each other Person (other than Purchaser and the Joint Obligor) party thereto, this Agreement constitutes legal, valid and binding obligations of the Purchaser and the Joint Obligor, enforceable against the Purchaser and the Joint Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. Assuming that all other instruments and agreements to be delivered by Purchaser or the Joint Obligor as contemplated hereby and thereby constitute legal, valid and binding obligations of Seller and each other Person (other than Purchaser and the Joint Obligor) party thereto, such instruments and agreements will constitute legal, valid and binding obligations of Purchaser and the Joint Obligor enforceable against Purchaser and the Joint Obligor in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser or the Joint Obligor as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the articles of incorporation or by-laws of the Purchaser or the Joint Obligor, as amended to the date of this Agreement; (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which the Purchaser is a party or by which the Purchaser or the Joint Obligor or any of its respective properties or assets is bound; or (iii) require any additional approval of the board of directors of the Purchaser or the Joint Obligor nor the approval of any shareholders meeting or other corporate body of the Purchaser or the Joint Obligor, or contravene any Law or any Order applicable to Purchaser or the Joint Obligor or by which any of its properties or assets are bound, (iv) create any Lien upon any of the properties or assets of such Purchaser or the Target Companies.
Section 4.3 Consents and Approvals. Except for the required Antitrust Filings and clearances and/or approvals thereunder received, and the SEC filings set forth in Section 5.19(b) hereof, and assuming that any and all filings, authorizations and other consents applicable to Seller are made and obtained, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Purchaser or the Joint Obligor or the consummation by Purchaser or the Joint Obligor of the transactions contemplated by this Agreement.
Section 4.4 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Purchaser is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the Target Companies.
Section 4.5 Financing. Purchaser has and on the Closing Date will have sufficient funds available so as to enable it to consummate the purchase of the Shares and the other transactions contemplated by this Agreement.
Section 4.6 Solvency. Assuming the accuracy of all of the Seller’s representations and warranties, immediately after giving effect to the transactions contemplated by this Agreement, Purchaser shall be Solvent. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (b) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) such Person will be able to pay its debts as they become absolute and mature, in the Ordinary Course of Business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent” (i) “debt” means liability on a “claim” and (ii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value”

means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.
Section 4.7 Proceedings. Purchaser has not received, as of the date hereof, written notice of any Proceedings that are pending that challenge, or that may have the effect of preventing, delaying, making illegal any of the transactions contemplated by this Agreement and, to the Knowledge of Purchaser, no such Proceedings are threatened.
Section 4.8 LNE Common Shares. The LNE Common Shares to be transferred hereunder are duly authorized, validly issued, fully paid and non-assessable and will be transferred free and clear of all Liens, other than restrictions on transfer under applicable state and federal securities laws. The issuance of the LNE Common Shares is not subject to any preemptive or other similar rights.
Section 4.9 SEC Filings; Financial Information; Absence of Certain Changes
.
(a) The Joint Obligor has filed with the SEC (i) Joint Obligor’s annual report on Form 10-K for the year ended December 31, 2018 including all amendments thereto; (ii) Joint Obligor’s quarterly report on Form 10-Q for the quarters ended March 31, 2019, including all amendments thereto; and (iii) all other reports, statements, schedules and registration statements required to be filed by Joint Obligor with the SEC since January 1, 2019 (the documents referred to in this Section 4.9, as amended, collectively, the “Joint Obligor’s SEC Documents”).
(b) As of its filing date, each of Joint Obligor’s SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(c) Each of the consolidated financial statements of the Joint Obligor included in the Joint Obligor’s SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Joint Obligor and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal yearend audit adjustments).

Article V.
COVENANTS
Section 5.1 Access to Information Concerning Properties and Records. Seller, after the date hereof through Closing Date, shall, and shall cause the Target Companies to, (i) provide access to Purchaser and their Representatives, as reasonably requested in writing by Purchaser, to the offices, Real Properties, Leased Real Properties, Licensed Real Properties, senior management of the Target Companies, books and records of the Target Companies (it being understood that such access will be coordinated through Seller, and granted during regular business hours upon reasonable advance notice in writing, and provided that any such access by Purchaser shall not unreasonably interfere with the conduct of the Business of the Target Companies); and (ii) furnish to Purchaser and their Representatives, such financial and operating data and other information relating to the Target Companies as such Persons may reasonably request; provided, that, Purchaser will not have access to information that, in the reasonable opinion of Seller would result in a violation of applicable Laws, including Antitrust Laws; and provided, further, that such access shall not unreasonably disrupt the operations of the Target Companies. No investigation by Purchaser or other information received by Purchaser within the date hereof and the Closing Date shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller hereunder.
Section 5.2 Confidentiality. Information obtained by either Party and its Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Mutual Non-Disclosure Agreement by and between the Seller and Joint Obligor, dated November 8, 2018 (the “Confidentiality Agreement”), which shall remain valid until Closing. Notwithstanding the foregoing, the Parties hereby amend the Confidentiality Agreement to provide that in the event of termination of this Agreement pursuant to Article VII below, the term of the Confidentiality Agreement shall be automatically extended and remain in full force and effect for an additional term of the earlier of: (i) twelve (12) months as of termination of this Agreement pursuant to Article VII below; or (ii) eighteen (18) months as of the date of signing of this Agreement.
Section 5.3 Conduct of the Business of the Target Companies Pending the Closing Date.
(a) Seller agrees that during the period commencing on the date hereof and ending on the Closing Date, the Target Companies shall conduct their respective operations (including their respective working capital practices) only in the Ordinary Course of Business consistent with past practice.
(b) From the date hereof and until the earlier to occur of the Closing Date or such date as this Agreement is terminated in accordance with Article VII, Seller agrees that, except as (i) expressly required or permitted by this Agreement; (ii) required by applicable Law; or (iii) otherwise consented to in advance in writing by Purchaser provided that such consent does not violate applicable Law (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause the Target Companies not to:

(i) sell any Material assets of the Target Companies or purchase any Material asset, other than assets sold and purchased in the Ordinary Course of Business;
(ii) create, incur or assume any Funded Indebtedness outside the Ordinary Course of Business;
(iii) grant or create any Liens, other than Permitted Liens, on any assets, properties, rights or shares of capital stock of the Target Companies;
(iv) split, combine or reclassify any of the capital stock of the Target Companies or issue or authorize or propose the issuance of any other securities or equity interests in respect of, in lieu of or in substitution for, shares of the capital stock of the Target Companies;
(v) issue or grant options, warrants, rights to purchase, or any other instrument that is convertible into, any securities with respect to the Target Companies;
(vi) repurchase, directly or indirectly, redeem or otherwise acquire any shares of the capital stock of the Target Companies or any securities convertible into or exercisable for any shares of the capital stock thereof, except, in each case, (i) as referred to in the Coordination Agreement; or (ii) in respect of acquisitions of shares representing the stated capital of any of the Target Companies from third parties;
(vii) transfer, sell, dispose of, or agree to transfer, sell or dispose of, the shares of the Target Companies, or enter into any agreement to do, or with respect to, any of the foregoing;
(viii) take any action the result of which is or could reasonably be expected to be, to trigger the exercise by any Person of any option to purchase or otherwise acquire any shares of the capital stock of the Target Companies;
(ix) merge or consolidate with, or take any corporate action that approves a merger or consolidation in the future with, any other Person or acquire any amount of stock or assets of any other Person;
(x) spin-off, or take any corporate action that approves any spin-off in the future, of any of the Target Companies;
(xi) commence any Proceeding or file any petition in any court relating to bankruptcy, concurso mercantil, reorganization, insolvency, dissolution, liquidation or relief from debtors;
(xii) grant to any of the Target Companies’ Employee any increase in base salary, incentive compensation, severance benefits or aggregate employee benefits, except as may be required under existing agreements or applicable Law or in the Ordinary Course of Business. For clarity purposes, the Seller shall be entitled to make its annual salary revision and increase as well as payment of all accrued bonuses in the Ordinary Course of Business;

(xiii) enter into, modify or amend in any respect or terminate any Target Companies’ Contract or Target Companies’ Permit except for renewals, extensions or other modifications or amendments in the Ordinary Course of Business or any new Target Companies’ Contract or Target Companies’ Permit entered into or obtained in the Ordinary Course of Business;
(xiv) cause or permit any amendment, supplement, waiver or modification to or of any of the organizational documents of the Target Companies;
(xv) make capital expenditures in excess of Ps$200,000,000 (two hundred million 00/100 Pesos) in the aggregate;
(xvi) prepay any accounts payable or delay or make cash payments of trade payables, other than, in the Ordinary Course of Business or with respect to any outstanding obligations referred to in Section 3.16(b) of the Seller Disclosure Letter derived from certain Related Party Transactions not to remain in place after Closing;
(xvii) make any loan, advance or capital contribution to or investment in any Person (other than loans, advancements or capital contribution to a Target Company’s Subsidiary);
(xviii) other than in the Ordinary Course of Business, forgive, cancel, compromise, waive, release or fail to pay any debts, claims or rights in excess of Ps$5,000,000.00 (five million 00/100 Pesos) in the aggregate;
(xix) change the accounting methods, practices or procedures applicable to the Target Companies, except as required by applicable NIF or applicable Law;
(xx) other than in the Ordinary Course of Business, sell, transfer, assign, license any Target Companies’ Intellectual Property;
(xxi) (a) settle or compromise any Tax claim or Liability that would become payable after Closing or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes except to the extent consistent with past practice, or (b) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice;
(xxii) declare, set aside or pay any cash or non-cash dividend or other cash or non-cash distribution with respect to its shares of stock, except for any dividends or capital reimbursements which are (a) in the case of Ticketmaster Mexico, paid pro rata to such Target Company’s shareholders and/or (b) as provided in the Coordination Agreement, which shall permit these distributions, in each case, so long as, after giving effect to the payment of such distribution(s), the Closing Working Capital of each applicable Target Business Unit will equal or exceed the Target Net Working Capital Amount;
(xxiii) except as set forth in Section 3.15(c) of the Seller Disclosure Letter, enter into, modify or terminate any collective bargaining agreement of the Target Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Target Companies other than as required by Law or in the Ordinary Course of Business, except with the prior written consent of the Purchaser;
(xxiv) enter into any (x) joint venture Contract or shareholders agreement or any amendment thereto; or (y) non-compete agreements which would be required to be listed on Section 3.17(a) of the Seller Disclosure Letter if entered into prior to the date hereof; or
(xxv) agree, whether in writing or otherwise, to do any of the actions or omissions described in paragraph (i) through (xxii) above.
Section 5.4 Exclusive Dealing. During the period from the date of this Agreement through and including the Closing Date, the Seller, Purchaser and Joint Obligor shall not, and shall cause its respective Representatives and Affiliates, including in the case of the Seller, the Target Companies, to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than the Parties to this Agreement, its Affiliates and Representatives concerning any Alternate Transaction, (as defined below) and Seller, Purchaser and Joint Obligor shall prevent its respective Affiliates from entering into any Alternate Transaction. For purposes hereof, an “Alternate Transaction” means (A) For purposes of Seller: (i) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale or any other type of transfer of equity interests or other similar transaction involving the Target Companies; (ii) any sale of all or any significant portion of the assets of the Target Companies, or a sale of any Material assets of the Target Companies; (iii) any other transaction in respect of the Target Companies which results directly or indirectly, in a change of control of the Target Companies or sale of any minority equity interest in the Target Companies; (iv) enter into any agreement or other commitment that includes a Change of Control Clause with respect to the control over any of the Target Companies ; or (v) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which Purchaser does not participate, and (B) For purposes of Purchaser and Joint Obligor, any of the transactions set forth in items (i) through (v) with respect to or involving one or more Persons that conduct any of the activities comprising the Business in Mexico. Neither Seller nor the Target Companies will vote their capital stock (nor take any other corporate action) in the Target Companies which results or could result in a transfer of any capital stock of the Target Companies or any other Alternate Transaction.
Section 5.5 Commercially Reasonable Efforts; Consents.
(a) Subject to the terms and conditions contained in this Section 5.5 and Section 5.8, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to the Target Companies’ Contracts as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6.2 and Section 6.3. None of the Parties shall be liable or responsible, in any manner, due to the failure to obtain any such Permits, consents, approvals, authorizations, qualifications and Orders.
(b) As soon as practicable, and in any event no later than forty five (45) days after the execution date hereof, the Seller shall (i) file the Corporate Restructure Memorandum with the CNBV, and (ii) formally call for the meeting of the shareholders of the Seller in order to discuss and approve the transactions contemplated hereby in the terms and conditions hereof and in accordance with the authorization granted by the board of directors prior to the execution hereof.
Section 5.5 Public Announcements.
(a) Seller and Purchaser each shall (i) consult with each other before issuing any press release, making any public statement or otherwise taking any action, the result of which is, could be reasonably be expected to be, or is legally required to result in, the public release of the transactions contemplated by this Agreement; (ii) provide to the other Party for review a copy of any such press release or public statement before its publication; and (iii) not issue any such press release or make any such public statement or take any such action that results or could result in the publication or the legal obligation to publish, prior to such consultation and review and the receipt of the prior consent of the other Party, unless and only to the extent, in the reasonable judgment of such Party upon the advice of its counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Mexican Securities Law or the Exchange Act) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed; provided that, to the extent so required by applicable Law, the Party intending to make such release or take any such action shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Party in advance of such release with respect to the text thereof or with respect to the appropriate course of action.
(b) Primary Parties shall furnish each other, prior to their execution, formalization and/or disclosure, as applicable, with any and all materials related to: (i) the authorizations and/or waivers required from its shareholders’ meeting and bondholders (including, without limitation, the call to the shareholders’ meeting, draft of the meeting’s minutes, Corporate Restructure Memorandum, call for holders’ meeting and minutes and any other waivers) of the Transaction by the shareholders’ meeting, and (ii) any disclosure required to be made by the Purchaser, Joint Obligor or its Affiliates pursuant to applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed (including any proxy filings). The Parties agree that, to the greatest extent possible by applicable Law, this Agreement and the Ancillary Documents shall not be filed, quoted, shared and/or disclosed by either Party; provided that this Agreement and the Ancillary Documents shall be filed as part of the Antitrust Filings set forth in Section 5.8.
Section 5.7 Notification of Certain Matters. Purchaser, on the one hand, and Seller on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of, to the extent they occur after the date of this Agreement (i) any Material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement notified to the Seller or Purchasers or, to the Knowledge of Seller or the Knowledge of Purchaser, threatened, against the Seller, the Target Companies or Purchaser, as the case may be; (ii) the occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; (iii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (iv) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has a Material Adverse Effect or the occurrence of any event, circumstance, development, state of facts, change or effect which could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Seller Disclosure Letter hereto with respect to any matter hereafter arising or of which it becomes aware (in this last case when the respective representation is qualified by “Knowledge”) after the date hereof, including under the Coordination Agreement, the Closing Restructure, the CREA Transfer and/or any capitalizations that may be undertaken by Seller between this date and Closing (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Seller Disclosure Letter as of the Closing Date; provided, however, that, except as indicated in the Coordination Agreement the Closing Restructure, the CREA Transfer and/or any capitalizations that may be undertaken by Seller between this date and Closing, in the event such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that is outside the Ordinary Course of Business and results, individually or in the aggregate, or could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, then Purchaser shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Article VI; provided, further, that if Purchaser do not elect to terminate this Agreement within 15 Business Days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Article VI.
Section 5.8 Antitrust Laws; IFETEL.
(a) Each Party shall use its commercially reasonable efforts to: (i) as promptly as practicable, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby (the “Antitrust Filings”); (ii) obtain the required consents and unconditional clearance from the Antitrust Authorities with jurisdiction over the Target Companies (or subject to conditions acceptable to the Party to which such conditions are imposed), as promptly as practicable, and in any event prior to the End Date; and (iii) comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from the Antitrust Authorities with jurisdiction over the Target Companies.
(b) Each Party shall use its commercially reasonable efforts to (i) consult and cooperate with each other and consider in good faith the views of the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws; (ii) promptly notify the other Party of any material written communication made to or received by it from the Antitrust Authorities with jurisdiction over the Target Companies, regarding any of the transactions contemplated hereby and, subject to applicable Law, permit the other Party to review in advance any proposed written communication to the Antitrust Authorities with jurisdiction over the Target Companies, and incorporate the other Party’s reasonable comments; and (iii) consult with the other Party in advance of any material meeting or teleconference with any Governmental Entity and, to the extent not prohibited by the Governmental Entity, give the other Party the opportunity to attend and participate in such meetings or teleconferences.
(c) The Purchaser and/or its counsel shall lead the Parties’ efforts in obtaining the approval from the Antitrust Authorities, being responsible for (i) leading any interaction with the Antitrust Authorities (in the understanding that all Parties and/or their counsels will be invited to any meeting with the Antitrust Authorities, and (ii) submitting any and all documents and/or information to the Antitrust Authorities; provided, that any documents, memoranda, briefs, filings, arguments and proposals to be made before the Antitrust Authorities shall be shared with the Seller in advance for its review and comment, and that any statements of such documents regarding and/or affecting the Seller and/or the Target Companies shall require its prior written approval before filing (email from Seller or its advisors shall suffice); provided, further, that Sellers prior written approval will also be required in connection with any conditionings regarding and/or affecting the Target Companies and/or the Sellers included in such documents.
(d) Purchaser shall be responsible for the payment of all filing fees (except for fees of the Seller’s legal counsel) in connection with the Antitrust Filings under the Antitrust Laws.
(e) Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that (i) the Parties and/or their Affiliates (including the Target Companies) shall not be required to propose or accept any conditions imposed on them by the Antitrust Authorities or any other authority, and (ii) the Parties and/or their Affiliates’ obligations hereunder shall be limited to commercially reasonable efforts and in no event will any of the Parties and/or their Affiliates have any liability to the other Parties and/or their Affiliates with respect to the outcome of the Antitrust Filings.
Section 5.9 Preservation of Records. As long as the survival period for any indemnification claim in accordance with Article VIII hereof subsists, Purchaser shall cause the Target Companies to preserve and retain, all corporate, accounting, tax, legal, auditing, human resources and other books and records of the Target Companies (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations; and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to the conduct of the Business and operations of the Target Companies prior to the Closing Date. Notwithstanding the foregoing, during such five-year period, Purchaser may cause the Target Companies to dispose of any such books and records which are offered to, but not accepted by, Seller. Notwithstanding any other provisions hereof, the obligations of Purchaser contained in this Section 5.9 shall be binding upon the successors and assigns of Purchaser. In the event Purchaser, or any of its respective successors or assigns, (i) consolidates with or merges into any other Person; or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser, as the case may be, honor the indemnification and other obligations set forth in this Section 5.9.
Section 5.10 Employee Benefits.
(a) For the period commencing on the Closing Date and ending on December 31, 2020, Purchaser shall provide or cause the Target Companies to provide to all current employees of the

Target Companies located in Mexico that are employees of an existing Target Company Subsidiary or that are otherwise transferred through an employment substitution pursuant to Article 41 of the Federal Labor Law (Ley Federal del Trabajo) as well pursuant to the CREA Transfer, to the extent applicable, as those employees located in Colombia in terms of the Colombian laws (“Target Companies’ Employees”) (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date; and (ii) benefits, perquisites and other terms and conditions of employment that are substantially equivalent to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing Date (including benefits pursuant to qualified and non-qualified retirement and savings plans (as permitted by Law), medical, dental and pharmaceutical plans and programs, severance plans and policies and equity-based and incentive compensation plans) taken as a whole. Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, Purchaser may terminate or cause to be terminated the employment of any Target Companies’ Employee subject to the payment and satisfaction of severance benefits, and other entitlements of such Target Companies’ Employee in connection with such termination and/or under any applicable employment agreement as required by applicable Law.
(b) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall cause the Target Companies to grant or cause to be granted to all Target Companies’ Employees from and after the Closing Date credit for all service with the Target Companies, and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance) as permitted by Law.
(c) For the period commencing on the Closing Date and ending on December 31, 2020, (i) Purchaser shall cause the Target Companies to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Target Companies’ Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate; and (ii) Purchaser shall cause the Target Companies to provide, and the Target Companies immediately following the Closing agree to provide or cause to be provided, that any costs or expenses incurred by Target Companies’ Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.
Section 5.11 Release.
(a) Seller and wholly owned Subsidiaries (“Related Persons”) hereby fully and irrevocably releases, acquits and forever discharges Purchaser and the Target Companies (collectively, the “Released Parties”), from any and all losses, claims, demands, rights, encumbrances, contracts, covenants or proceedings, of whatever kind or nature in Law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden, all of which the Related Persons now owns or holds against any Released Party related to any matter occurring prior to Closing, relating to the Business, affairs, governance or management of any of the Target Companies, except for (i) rights and claims arising under this Agreement, and (ii) rights and claims arising under any existing contractual relationship listed in Section 5.11(a)(iv) of the Seller Disclosure Letter.
(b) Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Released Parties, based upon any matter released hereby.
Section 5.12 Transaction Expenses. Purchaser and Seller shall bear their own respective costs and expenses, including fees and disbursements of attorneys, accountants, brokers, financial and other advisors and service providers, travel and entertainment expenses, and meeting and presentation expenses, incurred or to be incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing. Seller shall pay all Transaction Expenses.
Section 5.13 Employer Substitution and Transfer. Seller shall, at its sole cost and expense, make any filings, submit any notices, and take any and all other actions with any Governmental Entities pursuant to applicable Law, in order to effect the employer substitution of the Target Companies’ Employees pursuant to the CREA Transfer and to ensure that all such Target Companies’ Employees maintain their respective employment benefits substantially on the same terms as were maintained prior to Closing, on the terms set forth in Section 5.10(a) above.
Section 5.14 Related Party Transactions. Seller shall, or shall cause its relevant Affiliates to, amend or take any necessary or convenient actions to ensure that all Related Party Transactions between the Target Companies, on the one hand, and the Seller and its other Subsidiaries, on the other hand, that shall remain in place after, or otherwise be effective as of, Closing, as identified in Section 3.16(a) of the Seller Disclosure Letter, are executed on arms-length, commercially reasonable terms, satisfactory to Seller and Purchaser; except for those which terms have already been agreed by Purchaser and Seller in this Agreement or any Ancillary Document, which shall be executed in the terms set forth in this Agreement or any Ancillary Document.
Section 5.15 Transition Services. On or before Closing, Seller and OCEN shall execute a transition services agreement on terms consistent with the document attached hereto as Annex C.
Section 5.16 Non-Solicitation of Employees.
As of this date and until the Closing Date, neither Party nor any of its Affiliates shall, directly or indirectly: (i) cause, solicit, induce or encourage any senior employees or executives of the Target Companies to leave such employment or position, or hire, employ or otherwise engage any such individual, or (ii) cause, induce or encourage any material past, current or prospective client, customer, supplier, or licensor of any of the Target Companies (including any existing client, customer, supplier, or licensor of the Target Companies and any person that becomes a client, customer, supplier, or licensor of the Target after this date) or any other person who has a material business relationship with the Target Companies, to refrain from engaging in a relationship, or terminate or modify (except solely with respect to modifications, in the Ordinary Course of Business of the Parties, and to the extent such modifications are not material) any such actual or prospective relationship, with the Target Companies; provided that, the solicitation, inducement or encouragement by a Party to any person to conduct any activity related to the Business within the Ordinary Course of Business of such Party shall not be deemed to violate the obligations in (ii) hereunder. Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Article VII below, the obligations set forth in item (i) above shall be automatically extended and remain in full force and effect for an additional term of twelve (12) months as of termination of this Agreement.
Section 5.17 CREA Transfer. Seller shall take all actions required to cause the steps of the CREA Transfer described in Section 2 of Annex B hereto to be concluded, prior to or simultaneously to Closing. Further, upon Closing, Seller shall, and shall cause its relevant Affiliates to, promptly take any necessary or convenient actions to transfer or assign any agreements and/or relationships related to the special events business entered into or held with clients that are not Governmental Entities to CREA Empresarial, or to renew all such agreements and/or relationships exclusively through CREA Empresarial; provided, that if, between the date hereof and the date in which the relevant agreement and/or relationship are transferred to CREA Empresarial, any payments are made by such customers to the Seller or any of its Affiliates (other than the Target Companies) Seller shall or shall cause its relevant Affiliate to transfer such funds to CREA Empresarial.
Section 5.18 Replacement of Guarantees.
(a) Seller shall, and shall cause its relevant affiliates to, promptly take any necessary or convenient actions (other than payment, which shall occur on Closing) to cancel or replace all of the guarantees, bonds, joint obligations or similar granted by any of the Target Companies to secure any Funded Indebtedness or other obligations of any of Persons that are not the Target Companies (the “Target Companies’ Guarantees”) including, without limitation, holding a bondholders’ meeting to approve the pre-payment of the notes (certificados bursátiles) issued pursuant to the issuance program dated December 17, 2012 and identified with ticker symbol CIE17. A list of the Funded Indebtedness guaranteed by Target Companies Guarantees is attached hereto as Section 3.20(b) of the Seller Disclosure Letter.
(b) As promptly as possible after Closing, Parties shall use reasonable commercial efforts to replace, substitute and release the Seller, from the commitments, guarantees, bonds, joint obligations or similar, related to any of the Target Companies specified in Annex D hereto (the “Seller’s Guarantees”, together with the Target Companies’ Guarantees, the “Guarantees”). The Parties hereby agree that, upon Closing and until the date in which the corresponding Seller’s Guarantees are terminated, substituted, replaced, released and/or cancelled, as applicable, Purchaser shall indemnify and hold harmless Seller from any Losses derived from Seller’s Guarantees that relate exclusively to commercial agreements; provided, that (i) Purchaser’s obligation to indemnify pursuant to this Section will be limited to the percentage of the Loss actually suffered by the Seller that is equal to its pro-rata, direct or indirect (as applicable) interest in such Target Company, and (ii) the Purchaser will not be liable for any Losses related to, or derived from, Funded Indebtedness of the Target Companies or any action taken by such Target Companies prior to the Closing Date.

Section 5.19 Certain Matters Regarding LNE Common Shares; Resale Shelf Registration Statement.
(a) In connection with, and as a condition to, the transfer of any LNE Common Shares to the Seller, Seller agree as follows:
(i) Seller acknowledges that it has had an opportunity to review documents filed by the Joint Obligor pursuant to the Exchange Act with the SEC subsequent to December 31, 2018.
(ii) Seller understands that the LNE Common Shares being issued at Closing will not have been registered at the time of issuance with any state or federal agency, partially in reliance upon the representations herein (including those set forth in Section 3.25(a) hereof), and it acknowledges that the LNE Common Shares transferred hereunder were issued in a transaction believed to be exempt from the registration provisions of the Securities Act.
(iii) Seller will not sell or otherwise distribute the LNE Common Shares unless it is registered under the Securities Act and registered or qualified, if required, under the securities laws of the states or other jurisdictions in which it is to be sold, or unless (i) such sale or other distribution may be effected pursuant to the exemption from registration under the Securities Act, including the exemption provided by Rule 144 thereunder, or (ii) the Seller delivers to the Joint Obligor (x) a no-action letter from the SEC and the appropriate state or other jurisdiction’s securities officials as to such proposed sale or sales or (y) an opinion of counsel, which opinion and which counsel shall be reasonably satisfactory to the Joint Obligor, to the effect that registration of the LNE Common Shares is not required under the Securities Act and any such state’s or other jurisdiction’s laws in connection with the proposed sale and distribution.
(iv) Subject to the provisions of Section 5.19(g) below, Seller understands and agrees that the LNE Common Shares received by it will initially be legended substantially as follows until such time that such LNE Common Shares may be transferred pursuant to an effective registration statement or in accordance with an exemption from the registration requirements of the Securities Act, or until such time as the Joint Obligor may notify the transfer agent for such LNE Common Shares that the legend shall be removed:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”
(b) Immediately following the Closing, the Joint Obligor shall register for resale on an automatically effective Form S-3 registration statement filed with the SEC the Registrable Shares paid for the Shares, and promptly upon the request of Seller, the Joint Obligor shall register or qualify such Registrable Shares under any applicable state securities laws (if any), and shall keep such registration statement and such registration or qualification effective, current and available until the earliest of (i) such time as all Registrable Shares covered thereby have been sold or can be sold under Rule 144 of the Securities Act without any limitation (including without the necessity of any filing thereunder), (ii) there are no Registrable Shares beneficially owned by Seller or (iii) the first anniversary of the effective date of such registration statement. If Seller desires to sell Registrable Shares after the first anniversary of the effective date of such registration statement but is prevented from doing so because of limitations under Rule 144 of the Securities Act on the volume or method of transfer applicable to the sale of such Registrable Shares, then upon written request of Seller, the Joint Obligor will use commercially reasonable efforts to re-register or maintain the effective registration of such Registrable Shares as set forth above (including by filing a registration statement on Form S-3, to the extent available, to re-register such Registrable Shares).
(c) The Joint Obligor shall furnish to Seller an electronic version of a conformed copy of the registration statement and of each such amendment and supplement thereto (in each case including all exhibits), an electronic version of a copy of the prospectus contained in such registration statement and any supplements thereto and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as Seller may reasonably request.
(d) The Joint Obligor shall pay all expenses (other than any underwriting or brokerage fees) in connection with such registration and resale under the Securities Act, and such registration or qualification under any applicable state securities laws (if any), including without limitation SEC registration fees, New York Stock Exchange filing fees, transfer agent’s fees, registrar’s fees and the fees and disbursements of counsel, accountants and other persons retained by the Joint Obligor. The Joint Obligor shall cause all Registrable Shares to be listed or included on the principal securities exchange or quotation system on which LNE Common Share are otherwise listed or included from time to time.
(e) The Joint Obligor shall indemnify and hold harmless the Seller, and its respective officers, directors, partners, managers, employees, representatives, agents, trustees and controlling persons from and against any Loss or any actions in respect thereof, to which any of such persons may become subject under the Securities Act or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact required to be stated or necessary to make the statements not misleading in any such registration statement (including any document incorporated by reference therein), except to the extent that such Loss is caused by any such untrue statement or alleged untrue statement based upon information relating to Seller that is supplied by Seller at the request of the Joint Obligor in writing and expressly designated by Seller for inclusion in such registration statement (including any prospectus related thereto); it being understood and agreed that such information shall consist only of the names and addresses of the selling security holders, that is Corporación Interamericana de Entretenimiento, S.A.B. de C.V., Avenida Industria Militar s/n, Col. Residencia Militar 1160, México City, Mexico.

(f) Seller shall indemnify and hold harmless the Joint Obligor, and its respective officers, directors, partners, managers, employees, representatives, agents, trustees and controlling persons from and against any Loss or any actions in respect thereof, to which any of such persons may become subject under the Securities Act or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact required to be stated or necessary to make the statements not misleading in any such registration statement (including any document incorporated by reference therein), to the extent, but only to the extent, that such Loss is caused by any such untrue statement or alleged untrue statement based upon information relating to the Seller that is supplied by Seller at the request of the Joint Obligor in writing and expressly designated by Seller for inclusion in such registration statement (including any prospectus related thereto; it being understood and agreed that such information shall consist only of the names and addresses of the selling security holders, that is Corporación Interamericana de Entretenimiento, S.A.B. de C.V., Avenida Industria Militar s/n, Col. Residencia Militar 1160, México City, Mexico.
(g) Immediately following the filing of the registration statement referred to in Section 5.19(b), the Joint Obligor shall notify the transfer agent/broker designated by the Seller for the Seller’s LNE Common Shares that the restrictive legend described in Section 5.19(a) shall be removed from the Seller’s LNE Common Shares.
(h) The Joint Obligor shall prepare and file in a timely manner, information, documents and reports in compliance with the Exchange Act so as to comply with the requirements of such Act and the rules and regulations thereunder. If at any time the Joint Obligor is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, the Joint Obligor at its expense will reasonably promptly, upon the written request of the Seller, make available adequate current public information with respect to the Joint Obligor within the meaning of Rule 144(c)(2) under the Securities Act.
(i) The Joint Obligor agrees that it shall not commence any primary or secondary public offer or sale of any of its equity securities from the seventh (7th) day prior to the Closing Date until the earlier of (i) the seventh (7th) day following the Closing Date and (ii) the second (2nd) day following the day when the Primary Seller no longer beneficially owns any Registrable Shares.
Article VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to the Obligations of Each Party. The consummation of the transactions contemplated hereby is subject to the satisfaction or waiver in writing by the Primary Parties, at or before the Closing Date, of each of the following conditions precedent (condiciones suspensivas):
(a) no Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting (i) the transactions contemplated by this Agreement and/or (ii) the holding and/or effectiveness of the Seller’s shareholders’ meeting;

(b) all consents, waivers and approvals from Governmental Entities, including clearance by the Antitrust Authorities, the Seller’s shareholders’ meeting, and or third parties, if any, disclosed in Section 3.7 of the Seller Disclosure Letter shall have been obtained;

(c) Purchaser and Televisa shall have executed and delivered a duly executed counterpart of the TV Agreement and the TV Agreement shall close concurrently to the Closing hereof; provided, however, that the purchase and sale of the OISE Shares shall take place immediately before, but in any event on Closing, to the purchase and sale of the Shares and Closing Restructure under this Agreement;
(d) the expiration or earlier termination of all waiting periods under applicable Antitrust Laws relating to the consummation of the transactions covered by this Agreement.
Section 6.2 Conditions to the Obligations of Purchaser. The obligations to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):
(a) all of the material agreements and material covenants of Seller to be performed prior to the Closing pursuant to this Agreement and the Support Agreement shall have been performed in all material respects;
(b) the representations and warranties of Seller contained in Article III shall be true and correct in all Material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all Material respects as of such specified date), in the understanding that such “Materiality” qualifier shall not be applicable to those representations contained in Section 3.2(a) (Authorization; Non-contravention), Section 3.3 (Ownership of Shares), Section 3.5 (Capitalization of OCEN), and Section 3.6 (Capitalization of Target Companies) which should be true and correct in all material respects;
(c) there shall not have occurred after the date of this Agreement any event or development with relation to Seller or the Target Companies that, individually or in the aggregate, has, or would reasonably be expected to have, a Material Adverse Effect;
(d) all Related Party Transactions between the Target Companies, on the one hand, and the Seller and its other Subsidiaries, on the other hand, which are to remain in place after the Closing pursuant to Section 3.16(a) of the Seller Disclosure Letter, must have been executed prior to Closing on arms-length, commercially reasonable terms, satisfactory to Seller and Purchaser, pursuant to Section 5.14 hereof and be current in all obligations (including payment of the relevant consideration) as of Closing;

(e) the accounts payable and accounts receivables referred to in Section 3.16(a) of the Seller Disclosure Letter derived from certain Related Party Transactions not to remain in place after Closing shall not be outstanding;
(f)  Seller should have delivered an Estimated Closing Statement in accordance with the terms of Section 2.3(b) hereof;
(g) the steps of the CREA Transfer described in Annex B shall have been concluded;
(h) All the creditors under the Target Companies’ Guarantees shall have duly and formally consented to the pre-payment of any outstanding amounts on Closing and shall have agreed to fully release the Target Companies from any responsibility upon their receipt of the relevant payments at Closing; and
(i) OCEN, the Seller and/or their respective Affiliates (as applicable) shall have validly entered into and executed the Ancillary Documents.
Section 6.3 Conditions to the Obligations of Seller. The obligations consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):
(a) all of the material agreements and material covenants of Purchaser and Joint Obligor to be performed prior to the Closing pursuant to this Agreement and the Support Agreement shall have been performed in all material respects;
(b) Purchaser and/or the Joint Obligor and/or any of its Affiliate (as applicable) shall have validly entered into and executed the Ancillary Documents; and
(c) the representations and warranties of Purchaser and Joint Obligor contained in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date).
Section 6.4 Frustration of Closing Conditions. None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure (or of the Target Companies’ failure) to comply with their obligations hereunder, to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.5.

Article VII
TERMINATION AND ABANDONMENT
Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(i) by mutual written consent of the Parties;
(ii) by Seller or Purchaser, if:
(A) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the Party seeking to terminate pursuant to this Section 7.1(ii) shall have complied with its obligations, if any, under Section 5.5; or
(B) the Closing Date shall not have occurred on or prior to April 23, 2020 (the “End Date”); provided, that (i) neither Party may terminate this Agreement pursuant to this Section 7.1(ii) if such Party is in material breach of this Agreement, and (ii) either Party shall have the option to extend such terms for six (6) months if the only item pending for Closing is the authorization by COFECE;
(iii) by Seller, if:
(A) any of the representations and warranties of Purchaser contained in Article IV shall fail to be true and correct in all material respects , or
(B) there shall be a material breach by Purchaser of any material covenant or material agreement of Purchaser in this Agreement, that, in the case of either clause (A) or (B) above, (1) would result in the failure of a condition set forth in Section 6.3(a) or (b) and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Seller to Purchaser and (y) the day that is five (5) Business Days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 7.1(iii) if the Seller is in material breach of this Agreement;
(iv)  by Purchaser, if:
(A) any of the representations and warranties of Seller contained in Article III shall fail to be true and correct in all Material respects, in the understanding that such “Materiality” qualifier shall not be applicable to those representations contained in

Section 3.2(a) (Authorization; Non-contravention), Section 3.3 (Ownership of Shares), Section 3.5 (Capitalization of OCEN), and Section 3.6 (Capitalization of Target Companies) which must be true and correct in all material respects , or
(B) there shall be a material breach by Seller of any material covenant or material agreement of Seller in this Agreement, that, in the case of either clause (A) or (B) above, (1) would result in the failure of a condition set forth in Section 6.2(a) or (b) and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Purchaser to Seller and (y) the day that is five (5) Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 7.1(iv) if Purchaser is in material breach of this Agreement; or
(v) by Purchaser if any event or development with relation to the Target Companies shall have occurred prior to the Closing Date that individually or in the aggregate has resulted or could reasonably be expected to result in a Material Adverse Effect.
(vi) by Purchaser if (A) on the date in which all the other conditions for Closing set forth in Article VI hereof, have been duly satisfied, or capable of being satisfied, or waived, or capable of being waived, or waived by the Party entitled to waive such condition the consummation of the transactions contemplated in this Agreement is not authorized by the Seller’s shareholders’ meeting as a result of any of the foregoing: (x) failure by the Seller to issue the call to the shareholders’ meeting, (y) the lack of attendance to such shareholders’ meeting of shareholders representing at least the majority of the capital stock of Seller, or (z) upon installation of the shareholder’s meeting, the failure to vote in favor by shareholders representing at least the majority of the capital stock of Seller, or (B) at any time on or before the date in which all the other conditions for Closing set forth in Article VI hereof, have been duly satisfied, or capable of being satisfied, or waived, or capable of being waived, by the Party entitled to waive such condition, one or more shareholders holding (individually or together with a group of related shareholders) 20% or more of the capital stock of Seller file an opposition (oposición) action to the shareholders’meeting.
The Parties hereby acknowledge and agree that, in case this Agreement is terminated by Purchaser pursuant to this Section 7.1(vi), then Seller shall pay to the Purchaser (by wire transfer of immediately available funds), within ten (10) Business Days after such termination, a fee in an amount equal to the Termination Fee. The Termination Fee shall only be payable to the extent that the Purchaser is not in material breach of this Agreement and upon termination of this Agreement by Purchaser pursuant to Section 7.1(vi) it being understood that in no event shall Seller be required to pay the Termination Fee more than once. Notwithstanding anything to the contrary in this Agreement, Purchaser’s right to receive payment of the Termination Fee pursuant to this Section 7.1(vi) shall be the sole and exclusive remedy of Purchaser or any of its Affiliates against Seller or any of its Affiliates or any of their respective shareholders or Representatives for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Termination Fee in accordance with this Section 7.1(vi), none of the Seller or any of its Affiliates or any of their respective shareholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Purchaser, on the one hand, or Seller, on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall, except as set forth below, be terminated and have no effect and there shall be no liability hereunder on the part of Seller, Purchaser or the Target Companies, except that Section 5.2, Section 5.17(i), Section 7.1, this Section 7.2, Section 7.3 and Article X shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any Party of liability for any willful breach of this Agreement.
Article VIII
INDEMNIFICATION
Section 8.1 Survival of Representations and Warranties.

(a) The representations and warranties: (i) of Seller contained in this Agreement under Section 3.2(a) (Authorization; Non-contravention), Section 3.3 (Ownership of Shares), Section 3.5 (Capitalization of OCEN), Section 3.6 (Capitalization of Target Companies) and Section 3.22 (Brokers), shall survive the Closing until the date that is 10 (ten) years after the Closing Date, and (ii) of Purchaser and Joint Obligor contained in this Agreement under Section 4.2(a) (Authorization; Non-contravention), Section 4.3 (Consents and Approvals), Section 4.4 (Broker’s and Finder’s Fee) and Section 4.8 (LNE Common Shares) shall survive the Closing until the date that is 10 (ten) years after the Closing Date.
(b) The representations and warranties of Seller contained in this Agreement under Section 3.11 (Tax Matters), Section 3.15 (Employee Benefits and Labor Relations) and Section 3.21 (Environmental Matters), shall survive until the expiration of their respective statute of limitations under applicable Law.
(c) The representations and warranties other than those included in Section 8.1(a) and Section 8.1(b) above contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date. Each covenant and other agreement of Purchaser or Seller hereunder shall survive in accordance with its terms.

(d) No Person shall be liable for any claim for indemnification under Article VIII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.
Section 8.2 Indemnification by Seller. Subject to the other provisions of this Article VIII, from and after the Closing Date, Seller agrees to indemnify and hold harmless Purchaser and Joint Obligor (collectively, the “Purchaser Indemnitee”) for the Losses (which with respect to the Joint Obligor (i) shall not include loss of profits (perjuicios), and (ii) shall be limited to direct damages, and (iii) shall in no event be duplicative with respect to any Losses claimed or that may be claimed by Purchaser under this Agreement) suffered by Purchaser Indemnitee as a result of, or arising out of or related to (as determined by a final arbitration resolution that admits no further recourse under the ICC Rules (laudo definitivo)): (i) any failure of any representation or warranty made by any of Seller in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement to be true and correct on and as of the date of this Agreement or Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct as of such specified date); (ii) any breach of any covenant or agreement by the Seller contained in this Agreement; (iii) any failure to pay the Investment Price Adjustment to Purchaser pursuant to Section 2.4(e)(ii) in all cases as determined by a final arbitration resolution that admits no further recourse under the ICC Rules (laudo definitivo); and (iv) any action, claim or Proceeding brought by the Federal Telecommunications Institute (Instituto Federal de Telecomunicaciones) for the use of radio frequencies without holding the corresponding concession or authorization described in Schedule 3.10 (the “Frequencies Matters”); provided, that if the relevant indemnification relates to any Losses suffered by the Purchaser Indemnitee arising out of or resulting from a breach of the representations and warranties regarding any Target Company contained in in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement, the Seller’s obligation to indemnify and hold harmless will be limited to a percentage of the Losses equal to the Indemnifiable Percentage. Seller shall not seek to disregard its obligation to indemnify Purchaser Indemnitee by arguing that the corresponding Losses were not incurred directa e inmediatamente by Purchaser or Joint Obligor because a breach of the representations and warranties regarding any Target Company related only to such Target Company or the applicable Losses were only suffered directa e inmediatamente by such Target Company.
Seller’s obligations to indemnify and hold harmless Purchaser pursuant to item (iv) above: (i) shall be subject to all of the limitations included in Article VIII (regardless of the fact that they would not result from a breach of Section 8.2(i)) and any payments made pursuant to this obligation shall be taken into account for purposes of the limitation set forth in 8.4(iii)), and (ii) will be limited to a percentage of the Losses equal to the Indemnifiable Percentage.
Section 8.3 Indemnification by Purchaser and Joint Obligor. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, Purchaser and Joint Obligor agree to indemnify and hold harmless Seller (the “Seller Indemnitee”) for any Losses suffered by Seller Indemnitee as a result of, arising out of, or related to (as determined by a final arbitration resolution that admits no further recourse under the ICC Rules (laudo definitivo)): (i) any failure of any representation or warranty made by Purchaser in Article IV or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct on and as of the date of this Agreement or Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all material respects as of such specified date); (ii) any breach of any covenant or agreement by Purchaser contained in this Agreement; and (iii) any failure to pay the Investment Price Adjustment to Seller pursuant to Section 2.4(e)(i) in all cases as determined by a final arbitration resolution that admits no further recourse under the ICC Rules (laudo definitivo).
Section 8.4 Limitation on Indemnification.
(a) Notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall not be liable for any claim for indemnification pursuant to Section 8.2(i) unless and until the aggregate amount of Losses which may be recovered from Seller equals or exceeds 0.5% (zero point five percent) of the Final Investment Price (the “Deductible”), in which case Purchaser shall only be entitled to recover the amount of any Losses in excess of the Deductible; (ii) Seller shall not be liable for any individual Loss or series of related Losses that do not exceed US$10,000 (which Losses shall not be counted toward the Deductible), and (iii) the maximum aggregate amount of indemnifiable Losses available for indemnification which may be recovered for indemnification pursuant to Section 8.2(i), shall be an amount equal to 10.0% (ten percent) of the Final Investment Price.
(b) Notwithstanding anything herein to the contrary (i) the limitations set forth in Section 8.4(a) above shall not apply to Losses incurred by the Purchaser Indemnitee in connection with or arising from any breach of any representation or warranty of Seller in Section 3.2(a) (Authorization; No Contravention), Section 3.3 (Ownership of Shares), Section 3.5 (Capitalization of OCEN), Section 3.6 (Capitalization of the Target Companies), Section 3.21 (Environmental Matters) and Section 3.22 (Brokers); (ii) the limitations set forth in Section 8.4(a)(iii) above shall not apply to Losses incurred by the Purchaser Indemnitee in connection with or arising from any breach of any representation or warranty of Seller in Section 3.11 (Tax Matters) and (iii) in no event shall any Indemnified Party be entitled to double recovery under this Agreement. Notwithstanding anything herein to the contrary, in no event shall Seller aggregate total liability arising out of or related with indemnifiable Losses under this Agreement, exceed the total amount of the Final Investment Price.
(c) For purposes of calculating any Losses resulting from an inaccuracy in, misrepresentation of or breach of, any representation or warranty contained in this Agreement, the terms “material”, “materiality”, “Material Adverse Effect” or similar qualifications shall be disregarded.
(d) For the avoidance of doubt, the Seller shall not be liable under this Article VIII for any duplicative claims for Losses based upon or arising out of any inaccuracy in or breach of one or more covenants, representations or warranties of Seller contained in this Agreement.

Section 8.5 Losses Net of Insurance, etc.

(a) The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be, without duplication, net of (i) any amount for which a reserve or accrual is included in the Closing Working Capital as finally determined pursuant to Section 2.4; (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party; (iii) any Tax benefit actually received in the form of either (x) a Tax cash refund actually received by the Indemnified Party or (y) a Tax credit which is applied to result in a reduction in the amount of cash Taxes actually paid by the Indemnified Party; provided that if any such Tax credit or cash refund is applied or received (as applicable) after indemnification of Loss is paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party any amounts applied or received, or (iv) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each source of recovery referred to in clauses (ii) and (iii), a “Collateral Source”). Indemnification under this Article VIII shall not be available unless the Indemnified Party uses commercially reasonable efforts (litigation excepted), to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence to the extent such assignment is permitted by the relevant insurance policy; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or Section 8.3 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such receipt been made at the time of such payment.
(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for any Losses that result from, arise out of, or relate to breaches of the representations and warranties contained in Section 3.21 to the extent such Losses result from, arise out of, or relate to:
(i) any change in any Environmental Law on or after the Closing Date;
(ii) any voluntary disclosure to any Governmental Entity on or after the Closing Date by or on behalf of the Purchaser Indemnitees;
(iii) any investigation actions for purposes of risk assessment, corrective, removal or remedial actions or other measures taken in response to or to correct, remedy or bring into compliance any environmental conditions involving or relating to a Target Company (“Corrective Actions”), that exceed the minimum Corrective Actions reasonably necessary to comply with any Environmental Law in effect as of the Closing Date or that are substantially more costly than the most cost-effective means that are reasonably necessary to achieve compliance with any Environmental Law in effect as of the Closing Date (including the use of reasonable and customary deed restrictions or other reasonable and customary regulatory controls where applicable).
(c) Notwithstanding anything to the contrary contained in this Agreement, with respect to any indemnification claim made for a breach of the representations and warranties provided in Section 3.21, Purchaser shall conduct and control any Corrective Actions required to satisfy the indemnification obligations thereunder.

(d) Purchaser acknowledges that its and the Purchaser Indemnitees’ sole and exclusive remedy against Seller, its Affiliates or any of their officers, directors, employees, agents or partners (the “Seller-Related Persons”) for any Losses relating to Environmental Matter is under Section 8.2 (as limited by this Section 8.5) of this Agreement. In furtherance of the foregoing, from and after the Closing Date, except for any Losses for which Seller is obligated to indemnify Purchaser Indemnitees pursuant to Section 8.2 (as limited by this Section 8.5) (i) the Purchaser hereby releases, on its own behalf (and agrees that its Affiliates, successors and assigns, officers, directors, employees, agents or partners rights hereunder shall be accordingly limited), to the fullest extent permitted under applicable Law, all Seller-Related Persons from any Environmental Matters incurred by the Purchaser Indemnitees; and (ii) the Purchaser hereby waives, on its own behalf (and agrees that its Affiliates, successors and assigns, officers, directors, employees, agents and partners rights hereunder shall be accordingly limited), to the fullest extent permitted under applicable Law, any claim or remedy for Environmental Matters against any Seller-Related Person now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation, and Liability Act or similar international, foreign, federal, or regional Law, whether or not in existence on the date hereof.
Section 8.6 Indemnification Procedure.
(a) Any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3, including, any claim by a Person described in Section 8.7 (an “Indemnified Party”), which might give rise to indemnification hereunder, shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:
(i) state that the Indemnified Party will incur liability for, or has otherwise suffered, as the case may be, Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and
(ii) to the extent known by the Indemnified Party specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item should be paid, the basis for any anticipated Losses; provided, however, that in no event shall any Indemnified Parties failure to so specify limit its rights to indemnification hereunder.
(b) In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.7), the Indemnifying Party shall, within sixty (60) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection provided, however, that in no event shall any Indemnifying Parties failure to respond or provide such detail shall limit its right to reject or defend against an indemnification claim hereunder. The Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such objections, in the understanding, however, that if the Indemnifying Party and the Indemnified Party are not able to reach a mutual agreement within a period of 45 days following receipt by the Indemnified Party of such objections, the Indemnified Party shall submit such dispute to the arbitration procedure set forth in Section 10.9 of this Agreement.

(c) Claims for Losses the validity and amount of which have been finally determined in accordance with this Agreement hereof by a final arbitration resolution that admits no further recourse under the ICC Rules (laudo definitivo), are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim by a final arbitration resolution that admits no further recourse under the ICC Rules (laudo definitivo), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.
Section 8.7 Third-Party Claims.
(a) If a claim by a third party is made against any Indemnified Party and/or Target Company (a “Third Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim, which notice shall only be required to be given with respect to Third Party Claims that are subject to indemnification by the Indemnifying Party pursuant to the terms hereunder; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall have fifteen (15) Business Days after receipt of such notice to assume the conduct and control of the defense of such Third Party Claim through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party; provided that the Indemnifying Party shall have no right to conduct and control such defense to the extent that it has not agreed to indemnify the Indemnified Party of such Third Party Claim; and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against Purchaser’s officers or directors; and (ii) the Indemnifying Party, in the reasonable judgment of the Indemnified Party, grossly failed or is grossly failing to vigorously prosecute or defend such Third Party Claim.  In the event that the Indemnifying Party has not agreed to indemnify the Indemnified Party in respect of any Third Party Claim brought against any of the Target Companies, then the respective Target Company or Target Company Subsidiary shall have the right to conduct and control such defense through counsel reasonably acceptable to the respective Target Company or Target Company Subsidiary, and at the expense of the respective Target Company (in the understanding, however, that in the event that a final arbitration resolution that admits no further recourse under the ICC Rules (laudo definitivo) determines that a Third Party Claim is effectively indemnifiable by the Indemnifying Party, the indemnification obligations of the Indemnifying Party shall include any such expenses borne by the respective Target Company, and the Indemnifying Party shall be obligated to indemnify the Purchaser pursuant to the terms of this Agreement).
(b) So long as the Indemnifying Party, or a Target Company pursuant to Section 8.7(a) above, assumes the defense of a Third Party Claim, neither the Indemnified Party nor the Indemnifying Party (except as provided in Section 8.7(d)) nor the respective Target Company shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the other party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the preceding sentence, the Indemnified Party shall have the right, in its sole discretion, to pay or settle any such Third Party Claim at its own expense, provided that, in such event, the Indemnified Party shall waive any rights to indemnity hereunder in respect of the matter so settled without the Indemnifying Party's consent.
(c) If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity against the Indemnified Party and/or Target Company, that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the other party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the preceding sentence, the Indemnified Party shall have the right, in its sole discretion, to pay or settle any such Third Party Claim at its own expense, provided that, in such event, (i) the Indemnified Party shall have previously obtained from the Indemnifying Party a confirmation in writing of the amount that the Indemnifying Party would be reasonably willing to pay as settlement; (ii) the Indemnified Party may elect, at its sole discretion, to exercise its right to pay or settle the Third Party Claim at its own expense as provided above for the amount in excess of the amount specified in such writing; and (iii) the Indemnified Party shall be entitled to claim from the Indemnifying Party the lesser of: (y) the amount effectively paid or settled by the Indemnified Party under the Third Party Claim, or (z) the amount that the Indemnifying Party was reasonably willing to pay as previously confirmed in writing by the Indemnifying Party. For the avoidance of doubt, the provisions in this Section 8.7(c) shall be applicable with respect to Third Party Claims brought against the Indemnified Party, and with respect to Third Party Claims brought against any of the Target Companies.
(d) The Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII; (ii) includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment; and (iii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party.
(e) The Indemnified Party shall make available records relating to such Third Party Claim and shall furnish, at the Indemnifying Party’s expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

Section 8.8 Sole Remedy/Waiver. The Parties hereto acknowledge and agree that in the event that the Closing occurs, the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement.
Section 8.9  Treatment of Indemnification Payments All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Investment Price for all purposes, unless otherwise required by Law.

Article IX
TAX MATTERS
Section 9.1 Tax Returns Due After the Closing Date.
(a) Full Year 2019 and Short Period 2020 Income Tax Returns. With respect to Tax Returns for the Target Companies for the Income Tax returns for the 2019 accounting year (if not filed before the Closing Date) and applicable income and other applicable Tax Returns for the period from January 1, 2020 to the Closing Date (the “Short Period” with the federal and any related state Tax Returns for the Short Period being collectively referred to as the “Short Period Return”), the Seller shall cause the Target Companies to prepare the Tax Returns of the Target Companies (at the Seller’s expense) in a manner consistent with prior period practices. At least fifteen (15) days prior to filing annual Tax Returns and five (5) days prior to filing monthly Tax Returns, Seller shall provide copies of such Tax Returns and complete access to all information relied upon as support for such Tax Returns, including to transfer pricing documentation, to Purchaser for its review. Purchaser shall advise Seller of any disagreement with items shown on such Tax Returns within two (2) Business Days after Purchaser’s receipt of such copies. If Purchaser advises Seller of its disagreement with any items on such Tax Returns, Purchaser and Seller shall cooperate to resolve any such disagreement. Once prepared, the applicable Target Company shall sign such Tax Returns prepared pursuant to this Section 9.1 and shall timely file such Tax Returns. Purchaser shall not be responsible for the completeness and accuracy of any Tax Returns filed pursuant to this Section 9.1.
(b) Straddle Period Taxes. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), for each Target Business Unit:
(i) Seller (if the resulting amount below is a negative number) shall pay to Purchaser and Purchaser (if the resulting amount below is a positive number) shall pay to Seller, the Allocable Purchaser Sale Percentage of the absolute number resulting from the following:
(A) the provisional payments of all Income Tax made from January 1st of the relevant year up to the most recently completed calendar month prior to the Closing Date (the “Year to Closing Period”); minus
(B) the Estimated Closing Income Tax, plus

(C) without duplication with the Closing Working Capital calculation, the difference between: (y) the absolute value of income Taxes accrued as a liability in calculating the Closing Working Capital, minus (z) the provisional payments accrued as an asset in calculating the Closing Working Capital.
Either Purchaser or Seller, as applicable shall be entitled to the Allocable Purchaser Sale Percentage of any amount payable in accordance with this Section 9.1(b) to the extent that such amounts were not reflected in the calculation of the Closing Working Capital. Either Seller (if the resulting amount above is a negative number) shall pay to Purchaser or Purchaser (if the resulting amount above is a positive number) shall pay to Seller any such amount within fifteen (15) days after the receipt of the Estimated Closing Income Tax pursuant to this Section 9.1(b). Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to reimburse Seller for any Tax attributes, net operating losses or the like.
For purposes of this Clause:
“Estimated Closing Income Tax” means the estimated Income Tax Liability of each Target Business Unit to be prepared by OCEN (with respect to the Target Business Units comprised by OCEN and the Target Subsidiaries) and by CIE (with respect to the Target Business Units comprised by the Transferred Target Companies) for the Year to Closing Period no later than 75 (seventy five) days following the Closing Date.
“Income Tax Liability” means the best estimate of OCEN (with respect to the Target Business Units comprised by OCEN and the Target Subsidiaries) and of CIE (with respect to the Target Business Units comprised by the Transferred Target Companies) of the Income Tax that would be payable if the relevant fiscal year would have been the Year to Closing Period, consistently applying the annual income tax return calculation principles.
(ii) Other Taxes. Seller shall be responsible for Taxes, others than Income Taxes, of the Target Companies allocated to the period on and prior to the Closing Date, regardless of when such Taxes become due and payable. For each Target Company and Target Company Subsidiary, Taxes, others than Income Taxes, allocated to the period on and prior to the Closing Date shall be equal to the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days that are in the taxable period on and prior to the Closing Date and the denominator of which is the total number of days in the taxable period. The Tax liability for any Taxes, other than Income Taxes, allocated to periods on and prior to the Closing Date (but payable after the Closing Date) shall be paid by Seller to Purchaser on the Closing Date.

Section 9.2 Tax Refunds. Seller shall be entitled to the Allocable Purchaser Sale Percentage any refund of any Taxes of any of the Target Companies which relate to the Straddle Period to the extent that such refunds where not reflected in the calculation of the Closing Working Capital. Purchaser shall pay to Seller any such refund (net of any Taxes of the Purchaser or any of the Target Companies) within fifteen (15) days after the receipt thereof. Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to reimburse Seller for any Tax attributes, net operating losses or the like.
Section 9.3 Cooperation on Tax Matters.
(a) Except as otherwise agreed to by Parties, the Purchaser, the Target Companies and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of copy of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller each shall cause the Target Companies: (i) to retain all books and records (including Tax Returns, CFDIs, tax invoices and agreements) with respect to Tax matters pertinent to the Target Companies and their subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Purchaser and Seller reasonable written notice prior to transferring, destroying or discarding any such books and records (including Tax Returns, CFDIs, tax invoices and agreements) and, to the extent requested by Purchaser or Seller, as the case may be, to allow any such requesting party to take possession of such books and records.
(b) Except as otherwise agreed to by Parties, Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
Section 9.4 Amended Returns and Retroactive Elections. Purchaser shall not, and shall not cause or permit the Target Companies to (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period; or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Seller, which consent shall not be unreasonably withheld.
Section 9.5 Certain Income and Transfer Taxes and Fees. All ministerial transfer, documentary, sales, use, registration or other equivalent Taxes and all conveyance fees, recording charges, other fees and charges (including penalties and interest) incurred in connection with the consummation of the transactions set forth herein shall be borne by Purchaser. The Seller shall be responsible for any and all Income Taxes incurred in connection with the transfer of the Shares to the Purchaser as set forth herein.

Section 9.6 Treatment of Payments All payments made under this Article IX shall be treated by the Parties as an adjustment to the Purchase Price for all purposes.
Article X
MISCELLANEOUS
Section 10.1 Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
Section 10.2 Extension; Waiver. Subject to the express limitations herein and subject to applicable Law, at any time prior to the Closing, the Parties, may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, or the End Date; (ii) waive any inaccuracies in the representations and warranties contained herein by the other Party or in any document, certificate or writing delivered pursuant hereto by such other Party; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of both Parties or such Party, as the case may be. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
Section 10.3 Notices.
(a) Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by email of a Representative of the relevant Party, or by hand or overnight courier service, mailed by certified or registered mail to Seller in case of any notices, requests, claims, demands, waivers and other communication addressed to any of the Seller, or to Purchaser, as follows (or, in each case, as otherwise notified by Seller or Purchaser) and shall be effective and deemed to have been given when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:
If to Seller:

Corporación Interamericana de Entretenimiento, S.A.B. de C.V.
Avenida Industria Militar s/n
Col. Residencia Militar
1160 México City
Attention: Ms. Mónica Lorenzo
email: mlorenzo@cie.com.mx

if to Purchaser and/or Joint Obligor:

Live Nation Entertainment Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
USA
Attention:John Hopmans
Executive Vice President, M&A & Strategic Finance
johnhopmans@livenation.com

With a copy (which shall not constitute notice) to the same address:

Attention: Kathy Willard
Chief Financial Officer
         kathywillard@livenation.com

Attention: Michael Rowles
General Counsel
         michaelrowles@livenation.com

(b) Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement
Section 10.4 Entire Agreement. This Agreement together with the Exhibits, Annexes, Schedules and the Seller Disclosure Letter, contain the entire understanding of the Parties hereto with respect to the subject matter contained therein and supersedes all prior agreements and understandings, oral and written, with respect thereto.
Section 10.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties. Except with respect to Article VIII of this Agreement, which shall inure to the benefit of the Purchaser Indemnitee and Seller Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party.
Section 10.6 Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all Parties to this Agreement.
Section 10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 10.8 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAWS OF THE UNITED MEXICAN STATES, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.
Section 10.9 Jurisdiction.
(a) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach of this Agreement, shall be referred to and settled by binding arbitration under and in accordance with the then in force Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”).
(b) The arbitration proceeding will take place in New York, New York, U.S., and will be conducted in the English language. The arbitration panel will consist of three (3) arbitrators appointed pursuant to the ICC Rules; provided, however, that the Primary Parties shall have thirty (30) days from the confirmation of the second arbitrator to agree upon the third arbitrator who shall act as president. Failing such agreement, the third arbitrator shall be appointed by the International Chamber of Commerce. The Parties agree that to the extent the Emergency Arbitration Rules under the ICC Rules are invoked by any Party, the emergency arbitrator appointed under such rules shall be of Mexican nationality.
Section 10.10 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.
Section 10.11 Specific Enforcement. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement to be performed after the Closing Date were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to request an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law as a remedy for any such breach or threatened breach. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 10.12 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Article XI
JOINT OBLIGATION
(a) The Joint Obligor hereby jointly, absolutely, unconditionally and irrevocably agrees to fully, exactly and timely comply with any and all of Purchaser’s obligations hereunder, either at maturity, by acceleration, amortization or otherwise, and hereby constitutes itself in joint obligor (obligado solidario) of Purchaser with respect to any and all of Purchaser’s obligations hereunder, pursuant to Article 1987 et seq. of the Federal Civil Code in effect and its correlative Articles in the civil codes in effect in the several states of Mexico (the “Joint Obligation”). This Joint Obligation shall include that Purchaser’s obligations hereunder shall be fulfilled strictly in compliance with the terms of this Agreement. The Joint Obligation (i) shall be a joint obligation, irrevocable, absolute and unconditional, and (ii) shall not be subject to set-off, reduction or decrease in any manner whatsoever.
[Remainder of page intentionally left blank

IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first above written.

TICKETMASTER NEW VENTURES,
S DE R.L. DE C.V.

By: /s/ John Miller Hopmans
Name: John Miller Hopmans
Title: Attorney-in-Fact

JOINT OBLIGOR

LIVE NATION ENTERTAINMENT,
INC.

By: /s/Kathy Willard
Name: Kathy Willard
Title: Legal representative

[SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT DATED JULY 24, 2019 BY AND BETWEEN TICKETMASTER NEW VENTURES, S. DE E.L. DE C.V., TICKETMASTER NEW VENTURE HOLDINGS, INC., GRUPO TELEVISA, S.A.B., PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V., LIVE NATION, INC., AND OCESA ENTRETENIMIENTO, S.A. DE C.V.]

[Signature Page to Stock Purchase Agreement – CIE and Ticketmaster New Ventures]

IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first above written.

SELLER

CORPORACIÓN INTERAMERICANA
DE ENTRETENIMIENTO, S.A.B DE C.V.

By: /s/ Víctor Manuel Murillo Vega
Name: Víctor Manuel Murillo Vega
Title: Attorney-in-Fact

By: /s/ Jamie José Zevada Coarasa
Name: Jamie José Zevada Coarasa
Title: Attorney-in-Fact

OCEN
OCESA ENTRETENIMIENTO, S.A. DE
C.V.

By: /s/ George Gonzalez
Name: George Gonzalez
Title: Attorney-in-Fact

[SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT DATED JULY 24, 2019 BY AND BETWEEN TICKETMASTER NEW VENTURES, S. DE E.L. DE C.V., TICKETMASTER NEW VENTURE HOLDINGS, INC., GRUPO TELEVISA, S.A.B., PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V., LIVE NATION, INC., AND OCESA ENTRETENIMIENTO, S.A. DE C.V.]
[Signature Page to Stock Purchase Agreement – CIE and Ticketmaster New Ventures]